Filed Pursuant to Rule 424(b)(3)

Registration No. 333-222986

CNL STRATEGIC CAPITAL, LLC

SUPPLEMENT NO. 2 DATED MAY 10, 2019

TO THE PROSPECTUS DATED APRIL 16, 2019

We are providing this Supplement No. 2 to you in order to supplement our prospectus dated April 16, 2019 (as supplemented to date, the “Prospectus”). This supplement provides information that shall be deemed part of, and must be read in conjunction with, the Prospectus. Capitalized terms used in this supplement have the same meanings in the Prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and “Company” refer to CNL Strategic Capital, LLC.

Before investing in our shares you should read the entire Prospectus and this supplement, and consider carefully our investment objectives, risks, fees and expenses. You should also carefully consider the information disclosed in the section of the Prospectus captioned “Risk Factors” before you decide to invest in our shares.

The purpose of this supplement is to disclose the following:

●	the status of our current public offering;
●	an update to our prospectus summary;
●	a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section substantially the same as that which was included in our Quarterly Report on Form 10-Q, filed on May 9, 2019;
●	an update to our portfolio; and
●	our condensed consolidated unaudited financial statements and the notes thereto as of and for the period ended March 31, 2019, as included in our Quarterly Report on Form 10-Q, filed on May 9, 2019

Status of our Current Public Offering

Our registration statement on Form S-1 relating to our current public offering (the “Offering”) was declared effective by the Securities and Exchange Commission (the “SEC”) on March 7, 2018. Through May 3, 2019, we had issued 1,122,421 common shares (consisting of 394,383 Class A shares, 63,071 Class T shares, 151,888 Class D shares and 513,079 Class I shares) pursuant to the Offering, which includes 4,945 Class A shares, 111 Class T shares, 2,778 Class D shares and 1,617 Class I shares issued pursuant to our distribution reinvestment plan, and received aggregate gross offering proceeds of $30,453,494.

Prospectus Summary

The following disclosure supersedes and replaces the second paragraph under the section “Prospectus Summary—Q: Who are Levine Leichtman Strategic Capital, LLC and LLCP?” and the third sentence of the third paragraph under the section “Business—The Manager and the Sub-Manager,” which appear on pages 3 and 77, respectively, of the Prospectus.

The Sub-Manager is an affiliate of LLCP. LLCP is an asset manager that acquires primarily controlling equity positions in middle-market companies located primarily in the United States. From 1994 through March 31, 2019, LLCP and the LLCP Senior Executives have managed approximately $10.2 billion of institutional capital. As of March 31, 2019, LLCP has sponsored and managed twelve private funds, raised a total of approximately $7.9 billion of capital commitments from over 150 institutional and other investors, and invested approximately $5.0 billion in 80 middle-market companies across various industries, including franchisors, consumer products and business services, and currently has a team of 55 transactional and supporting professionals. LLCP is managed by six senior executives, Lauren B. Leichtman, Arthur E. Levine, Robert A. Poletti, Stephen J. Hogan, Michael B. Weinberg and Matthew G. Frankel (together, the "LLCP Senior Executives"), an experienced team supported by approximately 20 Corporate Finance professionals and 10 Originations professionals.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The Prospectus is hereby supplemented with the following “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is substantially the same as that which was included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019. Unless otherwise defined in this supplement, capitalized terms are defined in such Quarterly Report on Form 10-Q.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is based on the unaudited condensed consolidated financial statements as of March 31, 2019 and December 31, 2018, and for the three months ended March 31, 2019 and the period from February 7, 2018 (commencement of operations) to March 31, 2018. Amounts as of December 31, 2018 included in the unaudited condensed consolidated balance sheets have been derived from the audited consolidated financial statements as of that date. This information should be read in conjunction with the accompanying unaudited condensed consolidated financial statements and the notes thereto, as well as the audited consolidated financial statements, notes and management’s discussion and analysis included in our Annual Report on Form 10-K for the year ended December 31, 2018 (our “Form 10-K”). Capitalized terms used in this section have the same meaning as in the accompanying condensed financial statements unless otherwise defined herein.

Overview

CNL Strategic Capital, LLC is a limited liability company that primarily seeks to acquire and grow durable, middle-market U.S. businesses. We are externally managed by the Manager, CNL Strategic Capital Management, LLC, and sub-managed by the Sub-Manager, Levine Leichtman Strategic Capital, LLC, an affiliate of Levine Leichtman Capital Partners, LLC.

The Manager and the Sub-Manager are collectively responsible for sourcing potential acquisitions and debt financing opportunities, subject to approval by the Manager’s management committee that such opportunity meets our investment objectives and final approval of such opportunity by our board of directors, and monitoring and managing the businesses we acquire and/or finance on an ongoing basis. The Sub-Manager is primarily responsible for analyzing and conducting due diligence on prospective acquisitions and debt financings, as well as the overall structuring of transactions.

We seek to acquire businesses that are highly cash flow generative with annual revenues primarily between $25 million and $250 million and whose management teams seek an ownership stake in the company. Our business strategy is to acquire controlling equity interests in combination with debt positions in middle-market U.S. companies and in doing so, provide long-term capital appreciation and current income while protecting invested capital. In addition, and to a lesser extent, we may acquire other debt and minority equity positions. We may also acquire various types of debt in the secondary market including secured and senior unsecured debt and syndicated senior secured corporate loans of U.S. and, to a lesser extent, non-U.S. corporations, partnerships, limited liability companies and other business entities other than companies. We may also co-invest with other vehicles managed by the Sub-Manager or their affiliates to acquire minority equity positions and debt positions in a co-investment capacity. We expect that these positions will comprise a minority of our total assets.

We were formed as a Delaware limited liability company on August 9, 2016 and we intend to operate our business in a manner that will permit us to avoid registration under the Investment Company Act. We are not a “blank check” company within the meaning of Rule 419 of the Securities Act. We commenced operations on February 7, 2018 when aggregate subscription proceeds in excess of the minimum offering amount of $80 million were received in the 2018 Private Offering.

Our Common Shares Offering

The 2018 Private Offering

We commenced operations on February 7, 2018 when we met our minimum offering requirement of $80 million in Class FA shares under the 2018 Private Offering and issued approximately 3.3 million Class FA shares resulting in gross proceeds of approximately $81.7 million.

We did not incur any selling commissions or placement agent fees from the sale of the approximately 3.3 million Class FA shares sold under the terms of the 2018 Private Offering. We incurred obligations to reimburse the Manager and Sub-Manager for organization and offering costs of approximately $0.7 million based on actual amounts raised through the 2018 Private Offering. These organization and offering costs related to the 2018 Private Offering had been previously advanced by the Manager and Sub-Manager, as described further in Note 5. “Related Party Transactions” included in this supplement.

Public Offering

Once the Registration Statement became effective on March 7, 2018, we began offering up to $1,000,000,000 of shares, on a best efforts basis, which means that CNL Securities Corp., as the Managing Dealer of the Public Offering, will use its best efforts, but is not required to sell any specific amount of shares. We are offering, in any combination, four classes of shares in the Public Offering: Class A shares, Class T shares, Class D shares and Class I shares. There are differing selling fees and commissions for each class. We also pay annual distribution and shareholder servicing fees, subject to certain limits, on the Class T and Class D shares sold in the Public Offering (excluding sales pursuant to our distribution reinvestment plan).

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We are also offering, in any combination, up to $100,000,000 of Class A shares, Class T shares, Class D shares and Class I shares to be issued pursuant to our distribution reinvestment plan.

Since the Public Offering became effective through March 31, 2019, we have received net proceeds from the Public Offering of approximately $26.3 million, including approximately $0.2 million received through our distribution reinvestment plan. As of March 31, 2019, the Public Offering price was $28.89 per Class A share, $27.86 per Class T share, $26.15 per Class D share and $26.57 per Class I share. See Note 7. “Capital Transactions” and Note 10. “Subsequent Events” included in this supplement for additional information regarding the Public Offering.

Since the Public Offering became effective through March 31, 2019, we have incurred selling commissions and dealer manager fees of $0.9 million from the sale of Class A shares and Class T shares. The Class D shares and Class I shares sold through March 31, 2019 were not subject to selling commissions and dealer manager fees. We also incurred obligations to reimburse the Manager and Sub-Manager for organization and offering costs of $0.4 million based on actual amounts raised through the Public Offering as of March 31, 2019. These organization and offering costs related to the Public Offering had been previously advanced by the Manager and Sub-Manager, as described further in Note 5. “Related Party Transactions” included in this supplement.

In April 2019, our board of directors approved new per share public offering prices for each share class in the Public Offering. The new public offering prices are effective as of April 26, 2019. The following table provides the new public offering prices and applicable upfront selling commissions and dealer manager fees for each share class available in the Public Offering:

	Class A	Class T	Class D	Class I
Effective April 26, 2019:
Public Offering Price, Per Share	$28.84	$27.82	$26.17	$26.54
Selling Commissions, Per Share	1.73	0.83	—	—
Dealer Manager Fees, Per Share	0.72	0.49	—	—

Class FA Private Offering

In April 2019, we launched the Class FA Private Offering of up to $50.0 million of Class FA shares pursuant to Rule 506(c) under Regulations D of the Securities Act and entered into a placement agent agreement with the Placement Agent, an affiliate of the Manager. The Class FA Private Offering is being offered on a best efforts basis, which means that the Placement Agent will use its best efforts but is not required to sell any specific amount of shares. There is no selling commission or placement agent fee for the sale of Class FA shares. The minimum offering requirement is $2.0 million in Class FA shares. The initial minimum purchase amount for the Class FA shares is $1.0 million. We may, in our sole discretion, decrease the minimum offering requirement, the initial minimum purchase amounts or increase the maximum number of Class FA shares to be sold in the Class FA Private Offering. The initial offering price for the Class FA Private Offering is $26.72.

In conjunction with the launch of the Class FA Private Offering, our board of directors reclassified 4,000,000 authorized shares of Class T shares to Class FA shares, resulting in shares authorized of 7,400,000 Class FA shares, 94,660,000 Class A shares, 658,620,000 Class T shares, 94,660,000 Class D shares and 94,660,000 Class I shares.

Portfolio and Investment Activity

In February 2018, we acquired a controlling equity interest in Lawn Doctor from an affiliate of the Sub-Manager, through an investment consisting of common equity and a debt investment in the form of a secured second lien note to Lawn Doctor. Lawn Doctor is a leading franchisor of residential lawn care programs and services. Lawn Doctor’s core service offerings provide residential homeowners with year-round monitoring and treatment by focusing on weed and insect control, seeding, and professionally and consistently-administered fertilization, using its proprietary line of equipment. Lawn Doctor is not involved in other lawn maintenance services, such as mowing, edging and leaf blowing. As of March 31, 2019, we owned approximately 62.9% of the outstanding equity in Lawn Doctor on an undiluted basis. The cost basis of our investments in Lawn Doctor was approximately $30.5 million for our common equity investment and $15.0 million for our debt investment as of March 31, 2019.

In February 2018, we acquired a controlling equity interest in Polyform from an affiliate of the Sub-Manager, through an investment consisting of common equity and a debt investment in the form of a first lien secured note to Polyform. Polyform is a leading developer, manufacturer and marketer of polymer clay products worldwide. Through its two primary brands, Sculpey® and Premo!®, Polyform sells a comprehensive line of premium craft products to a diverse mix of customers including specialty and big box retailers, distributors and e-tailers.  As of March 31, 2019, we owned approximately 87.1% of the outstanding equity in Polyform. The cost basis of our investments in Polyform was approximately $15.6 million for our common equity investment and $15.7 million for our debt investment as of March 31, 2019.

The debt investments in the form of a second lien secured note issued to Lawn Doctor and in the form of a first lien secured note issued to Polyform as described above accrue interest at a per annum rate of 16.0%. Each note will mature in August 2023. The note purchase agreements contain customary covenants and events of default. As of March 31, 2019, Lawn Doctor and Polyform were in compliance with our debt covenants.

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As of March 31, 2019 and December 31, 2018, our investment portfolio included four distinct investment positions comprised of the following:

	As of March 31, 2019			As of December 31, 2018
Asset Category	Cost	Fair Value	Fair Value Percentage of Investment Portfolio	Cost	Fair Value	Fair Value Percentage of Investment Portfolio
Senior debt
Senior secured debt - first lien	$15,700,000	$15,700,000	19.0%	$15,700,000	$15,700,000	19.0%
Senior secured debt - second lien	15,000,000	15,000,000	18.1%	15,000,000	15,000,000	18.2%
Total senior debt	30,700,000	30,700,000	37.1%	30,700,000	30,700,000	37.2%
Equity	46,074,339	52,081,000	62.9%	46,074,339	51,800,000	62.8%
Total investments	$76,774,339	$82,781,000	100.0%	$76,774,339	$82,500,000	100.0%

As of March 31, 2019 and December 31, 2018, the weighted average yield on our debt portfolio was 16.0%.

See Note 3. “Investments” included in this supplement for additional information related to our investments.

Adjusted EBITDA

When evaluating the performance of our portfolio, we monitor Adjusted EBITDA to measure the financial and operational performance of our portfolio companies and their ability to pay contractually obligated debt payments to us. In connection with this evaluation, the Manager and Sub-Manager review monthly portfolio company operating performance versus budgeted expectations and conduct regular operational review calls with the management teams of the portfolio companies.

We present Adjusted EBITDA as a supplemental measure of the performance of our portfolio companies. We define Adjusted EBITDA as net income (loss), plus (i) interest expense, net, and loan cost amortization, (ii) taxes and (iii) depreciation and amortization, as further adjusted for certain other non-recurring items that we do not consider indicative of the ongoing operating performance of our portfolio companies. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future our portfolio companies may incur expenses that are the same as or similar to some of the adjustments in this presentation. This presentation of Adjusted EBITDA should not be construed as an inference that the future results of our portfolio companies will be unaffected by unusual or non-recurring items.

We present Adjusted EBITDA because we believe it assists investors in comparing the performance of such businesses across reporting periods on a consistent basis by excluding items that we do not believe are indicative of their core operating performance.

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are: (i) Adjusted EBITDA does not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; (iii) Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness; (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; (v) Adjusted EBITDA does not reflect the impact of certain cash charges resulting from matters we do not consider to be indicative of the on-going operations of our portfolio companies; and (vi) other companies in similar industries as our portfolio companies may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on the GAAP results and using Adjusted EBITDA only supplementally.

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Summarized Net Income to Adjusted EBITDA Reconciliations (Unaudited)

Lawn Doctor

	Three Months Ended March 31, 2019	Period February 7, 2018 (1) through March 31, 2018
Net (loss) income attributable to Lawn Doctor (GAAP)	$(139,011)	$288,857
Interest and debt related expenses	1,089,334	547,899
Depreciation and amortization	629,674	304,290
Income tax benefit	(63,588)	(10,933)
Adjusted EBITDA (non-GAAP)	$1,516,409	$1,130,113

Polyform

	Three Months Ended March 31, 2019	Period February 7, 2018 (1) through March 31, 2018
Net income (loss) (GAAP)	$5,826	$(431,736)
Interest and debt related expenses	720,145	428,946
Depreciation and amortization	411,444	291,465
Income tax expense (benefit)	3,000	(48,000)
Transaction related expenses (2)	—	313,895
Adjusted EBITDA (non-GAAP)	$1,140,415	$554,570

 FOOTNOTES:

(1)	February 7, 2018 is the date we acquired the initial businesses.
(2)	Transaction related expenses are non-recurring.

Factors Impacting Our Operating Results

We expect that the results of our operations will be affected by a number of factors. Many of the factors that will affect our operating results are beyond our control.

We will be dependent upon the earnings of and cash flow from the businesses that we acquire to meet our corporate overhead and management fee expenses and to make distributions. These earnings and cash flows, net of any minority interests in these businesses, will be available:

●	first, to meet management fees and corporate overhead expenses of the Company; and
●	second, to fund business operations and distributions by the Company to shareholders.

Size of assets

If we are unable to raise substantial funds, we will be limited in the number and type of acquisitions we may make. The size of our assets will be a key revenue driver. Generally, as the size of our assets grows, the amount of income we receive will increase. In addition, our assets may grow at an uneven pace as opportunities to acquire assets may be irregularly timed, and the timing and extent of the Manager’s and the Sub-Manager’s success in identifying such opportunities, and our success in making acquisitions, cannot be predicted.

Market conditions

From time to time, the global capital markets may experience periods of disruption and instability, which could materially and adversely impact the broader financial and credit markets and reduce the availability to us of debt and equity capital. Significant changes or volatility in the capital markets may also have a negative effect on the valuations of our businesses and other assets. While all of our assets are likely to not be publicly traded, applicable accounting standards require us to assume as part of our valuation process that our assets are sold in a principal market to market participants (even if we plan on holding an asset long term or through its maturity) and impairments of the market values or fair market values of our assets, even if unrealized, must be reflected in our financial statements for the applicable period, which could result in significant reductions to our net asset value for the period. Significant changes in the capital markets may also affect the pace of our activity and the potential for liquidity events involving our assets. Thus, the illiquidity of our assets may make it difficult for us to sell such assets to access capital if required, and as a result, we could realize significantly less than the value at which we have recorded our assets if we were required to sell them for liquidity purposes.

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Liquidity and Capital Resources

General

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments, fund and maintain our assets and operations, repay borrowings, make distributions to our shareholders and other general business needs. We will use significant cash to fund acquisitions, make distributions to our shareholders and fund our operations. Our primary sources of cash will generally consist of:

●	the net proceeds from our Offerings;
●	distributions and interest earned from our assets; and
●	proceeds from sales of assets and principal repayments from our assets.

We expect we will have sufficient cash from current sources to meet our liquidity needs for the next twelve months. However, we may opt to supplement our equity capital and increase potential returns to our shareholders through the use of prudent levels of borrowings. We may use debt when the available terms and conditions are favorable to long-term investing and well-aligned with our business strategy. In determining whether to borrow money, we seek to optimize maturity, covenant packages and rate structures. Most importantly, the risks of borrowing within the context of our business outlook and the impact on our businesses are extensively analyzed by the Manager and our board of directors in making this determination.

While we generally intend to hold our assets for the long term, certain assets may be sold in order to manage our liquidity needs, meet other operating objectives and adapt to market conditions. The timing and impact of future sales of our assets, if any, cannot be predicted with any certainty. As of March 31, 2019 and December 31, 2018, we had approximately $31.7 million and $21.7 million of cash, respectively.

Sources of Liquidity and Capital Resources

Offerings. We received approximately $10.6 million and $81.5 million in net proceeds (0.4 million shares and 3.3 million shares, respectively) during the three months ended March 31, 2019 and the period from February 7, 2018 (commencement of operations) to March 31, 2018, respectively, under the Public Offering and the 2018 Private Offering, respectively, which excludes approximately $0.1 million (3,841 shares) raised through our distribution reinvestment plan during the three months ended March 31, 2019. Additionally, the amount raised during the period from February 7, 2018 (commencement of operations) to March 31, 2018 included a $2.4 million non-cash contribution by an affiliate of the Sub-Manager, as described in Note 5. “Related Party Transactions” included in this supplement. As of March 31, 2019, we had approximately 946 million common shares available for sale through the Public Offering.

Operating Activities. During the three months ended March 31, 2019 and the period from February 7, 2018 (commencement of operations) to March 31, 2018, we generated operating cash flows (excluding amounts related to purchases of investments) of approximately $0.5 million and $0.7 million, respectively. The decrease in operating cash flows (excluding amounts related to purchases of investments) is primarily attributable to a decrease in amounts due to related parties of approximately $1.5 million, offset by (i) an increase in net investment income of approximately $0.8 million primarily due to an increase in interest earned on our debt investments and distributions from our equity investments and (ii) a decrease in payments of organization and offering expenses of approximately $0.5 million.

Uses of Liquidity and Capital Resources

Investments. We used approximately $74.5 million of the cash proceeds from the 2018 Private Offering to purchase our initial businesses during the period from February 7, 2018 (commencement of operations) to March 31, 2018. We did not acquire any new businesses or investments during the three months ended March 31, 2019.

Distributions. We paid distributions to our shareholders of approximately $1.1 million during the three months ended March 31, 2019. We did not pay distributions during the period from February 7, 2018 (commencement of operations) to March 31, 2018, although distributions were declared during this period. See “Distributions” below for additional information.

Distributions

Beginning in January 2019, our board of directors began declaring cash distributions to shareholders based on monthly record dates, and such distributions were paid monthly in arrears. During the three months ended March 31, 2019, our board of directors declared three monthly distributions totaling approximately $1.2 million, of which approximately $1.1 million was paid to shareholders and $0.1 million was reinvested through the distribution reinvestment plan (including amounts paid and reinvested in April 2019 of approximately $0.4 million and $0.05 million, respectively).

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During the period from February 7, 2018 (commencement of operations) through March 31, 2018, our board of directors declared cash distributions to shareholders based on weekly record dates, and such distributions were paid monthly in arrears. Our board of directors declared three weekly distributions starting March 7, 2018 through and including March 27, 2018, totaling approximately $0.3 million, of which approximately $0.3 million was paid to shareholders and $2,299 was reinvested through the distribution reinvestment plan during the period February 7, 2018 (commencement of operations) through March 31, 2018, all of which was paid and reinvested in April 2018. See Note 6. “Distributions” included in this supplement for additional information, including distributions declared per share for each share class.

Cash distributions declared during the periods presented were funded from the following sources noted below:

	Three Months Ended March 31, 2019		Period from February 7, 2018 (Commencement of Operations) to March 31, 2018
	Amount	% of Cash Distributions Declared	Amount	% of Cash Distributions Declared
Net investment income(1)	$1,130,385	91.5%	$302,841	100%
Distributions in excess of net investment income(2)	105,586	8.5%	—	—%
Total distributions declared(3)	$1,235,971	100%	$302,841	100%

 FOOTNOTES:

(1)	Net investment income includes expense support from the Manager and Sub-Manager of $216,073 and $43,212 for the three months ended March 31, 2019 and for the period from February 7, 2018 (commencement of operations) to March 31, 2018, respectively. See Note 5. “Related Party Transactions” included in this supplement for additional information.
(2)	Consists of offering proceeds for the three months ended March 31, 2019.
(3)	For the three months ended March 31, 2019, includes $121,011 of distributions reinvested pursuant to our distribution reinvestment plan, of which $46,596 was reinvested in April 2019 with the payment of distributions declared in March 2019. For the period from February 7, 2018 to March 31, 2018, includes $2,299 of distributions reinvested pursuant to our distribution reinvestment plan, all of which was reinvested in April 2018.

We calculate each shareholder’s specific distribution amount for the period using record and declaration dates. Distributions are made on all classes of our shares at the same time. Amounts distributed are allocated among each class in proportion to the number of shares of each class outstanding. Amounts distributed to each class are allocated among the holders of our shares in such class in proportion to their shares. The per share amount of distributions on Class A, Class T, Class D and Class I shares will differ because of different allocations of certain class-specific expenses. Specifically, distributions on Class T shares and Class D shares may be lower than distributions on Class A, Class FA and Class I shares because we are required to pay ongoing annual distribution and shareholder servicing fees with respect to the Class T shares and Class D shares sold in the primary offering. Additionally, distributions on the Non-founder shares may be lower than distributions on Class FA shares because we are required to pay higher management and incentive fees to the Manager and the Sub-Manager with respect to the Non-founder shares. There is no assurance that we will pay distributions in any particular amount, if at all. See Note 6. “Distributions” included in this supplement for additional disclosures regarding distributions, including per share amounts declared per share class for the periods presented.

Distribution Reinvestment Plan

We have adopted a distribution reinvestment plan pursuant to which shareholders who purchase shares in the Public Offering have their cash distributions automatically reinvested in additional shares having the same class designation as the class of shares to which such distributions are attributable, unless such shareholders elect to receive distributions in cash, are residents of Opt-In States, or are clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan. Opt-In States include Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Minnesota, Mississippi, Nebraska, New Hampshire, New Jersey, North Carolina, Ohio, Oregon, and Washington. Shareholders who are residents of Opt-In States, holders of Class FA shares and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan automatically receive their distributions in cash unless they elect to have their cash distributions reinvested in additional shares. Cash distributions paid on Class FA shares are reinvested in additional shares of Class A shares.

The purchase price for shares purchased under our distribution reinvestment plan is equal to the most recently determined and published net asset value per share of the applicable class of shares. Because the annual distribution and shareholder servicing fee is calculated based on net asset value, it reduces net asset value and/or distributions with respect to Class T shares and Class D shares, including shares issued under the distribution reinvestment plan with respect to such share classes. To the extent newly issued shares are purchased from us under the distribution reinvestment plan or shareholders elect to reinvest their cash distribution in our shares, we retain and/or receive additional funds for acquisitions and general purposes including the repurchase of shares under our share repurchase program.

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We do not pay selling commissions or dealer manager fees on shares sold pursuant to our distribution reinvestment plan. However, the amount of the annual distribution and shareholder servicing fee payable with respect to Class T or Class D shares, respectively, sold in the Public Offering is allocated among all Class T or Class D shares, respectively, including those sold under our distribution reinvestment plan and those received as distributions.

Our shareholders will be taxed on their allocable share of income, even if their distributions are reinvested in additional shares of our common shares and even if no distributions are made.

Share Repurchase Program

We have adopted a share repurchase program, pursuant to which we will conduct quarterly share repurchases to allow our shareholders to sell all or a portion of their shares (at least 5% of his or her shares) back to us at a price equal to the net asset value per share of the month immediately prior to the repurchase date. The repurchase date generally will be the last business day of the month of a calendar quarter end. We are not obligated to repurchase shares under the share repurchase program. If we determine to repurchase shares, our share repurchase program also limits the total amount of aggregate repurchases of Class A, Class FA, Class T, Class D and Class I shares to up to 2.5% of our aggregate net asset value per calendar quarter (based on the aggregate net asset value as of the last date of the month immediately prior to the repurchase date) and up to 10% of our aggregate net asset value per year (based on the average aggregate net asset value as of the end of each of our trailing four quarters). Our share repurchase program includes numerous restrictions that limit your ability to sell your shares. Our share repurchase program also includes certain restrictions on the timing, amount and terms of our repurchases intended to ensure our ability to qualify as a partnership for U.S. federal income tax purposes.

The aggregate amount of funds under our share repurchase program will be determined on a quarterly basis at the sole discretion of our board of directors. During any calendar quarter, the total amount of aggregate repurchases will be limited to the aggregate proceeds from our distribution reinvestment plan during the previous quarter unless our board of directors determines otherwise. At the sole discretion of our board of directors, we may also use cash on hand, cash available from borrowings and cash from the sale of assets as of the end of the applicable period to repurchase shares.

To the extent that the number of shares submitted to us for repurchase exceeds the number of shares that we are able to purchase, we will repurchase shares on a pro rata basis, from among the requests for repurchase received by us based upon the total number of shares for which repurchase was requested and the order of priority described in the share repurchase plan. We may repurchase shares including fractional shares, computed to three decimal places.

Results of Operations

We commenced operations on February 7, 2018, as described above under “Overview.” We acquired our initial businesses on February 7, 2018 using a substantial portion of the net proceeds from the 2018 Private Offering. See “Portfolio and Investment Activity” above for discussion of the general terms and characteristics of our investments, and for information regarding investment activities since we commenced operations on February 7, 2018.

The following is a summary of our operating results for the three months ended March 31, 2019 and for the period from February 7, 2018 (commencement of operations) through March 31, 2018:

	Three Months Ended March 31, 2019	For the Period from February 7, 2018 (Commencement of Operations) to March 31, 2018
Total investment income	$1,769,785	$728,216
Total operating expenses	(855,473)	(468,587)
Expense support	216,073	43,212
Net investment income	1,130,385	302,841
Net change in unrealized appreciation on investments	281,000	524,449
Net increase in net assets resulting from operations	$1,411,385	$827,290

Investment Income

Investment income consisted of the following for the three months ended March 31, 2019 and for the period from February 7, 2018 (commencement of operations) through March 31, 2018:

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	Three Months Ended March 31, 2019	For the Period from February 7, 2018 (Commencement of Operations) to March 31, 2018
Interest income	$1,363,280	$728,216
Dividend income	406,505	—
Total investment income	$1,769,785	$728,216

 As of March 31, 2019 and 2018, our weighted average annual yield on our accruing debt investments was 16.0% based on amortized cost, as defined above in “Portfolio and Investment Activity.” As of March 31, 2019 and 2018, all of our debt investments had fixed rate interest. Interest income for the three months ended March 31, 2019 and for the period February 7, 2018 (commencement of operations) through March 31, 2018 was approximately $1.4 million and $0.7 million, respectively, of which approximately $1.2 million and $0.7 million, respectively, was generated from our debt investments. For the three months ended March 31, 2019, the remaining amount of interest income of approximately $0.2 million was generated from interest earned on cash accounts.

During the three months ended March 31, 2019, we received dividend income of approximately $0.4 million from our equity investments. We did not receive dividend income during the period from February 7, 2018 (commencement of operations) through March 31, 2018.

We do not believe that our interest income, dividend income and total investment income are representative of either our stabilized performance or our future performance. We expect investment income to increase in future periods as we increase our base of investments that we expect to result from existing cash, potential borrowings and an expected increase in capital available for investment using proceeds from our Offerings.

Operating Expenses

Our operating expenses for the three months ended March 31, 2019 and for the period from February 7, 2018 (commencement of operations) through March 31, 2018 were as follows:

	Three Months Ended March 31, 2019	For the Period from February 7, 2018 (Commencement of Operations) to March 31, 2018
Organization and offering expenses	$185,70	$221,564
Base management fees	241,638	88,562
Professional services	227,515	63,668
Director fees and expenses	57,699	37,070
General and administrative expenses	28,056	32,810
Custodian and accounting fees	62,150	24,913
Insurance expense	45,945	—
Annual distribution and shareholder servicing fees	6,769	—
Total operating expenses	855,473	468,587
Expense support	(216,073	(43,212
Net expenses	$639,400	$425,375

We consider the following expense categories to be relatively fixed in the near term: insurance expenses and director fees and expenses. Variable operating expenses include general and administrative, custodian and accounting fees, professional services, base management fees, total return incentive fees, and annual distribution and shareholder servicing fees. We expect these variable operating expenses to increase either in connection with the growth in our asset base (base management fees and total return incentive fees), the number of shareholders and open accounts (transfer agency services and shareholder services, distribution and shareholder servicing fees) and the complexity of our investment processes and capital structure (professional services).

Organization and Offering Expenses

Organization expenses are expensed on our statement of operations as incurred. Offering expenses, which consist of amounts incurred for items such as legal, accounting, regulatory and printing work incurred related to our Offerings, are capitalized on our statements of assets and liabilities as deferred offering expenses and expensed to our statement of operations over the lesser of the offering period or 12 months; however, the end of the deferral period will not exceed 12 months from the date the offering expense is incurred by the Manager and the Sub-Manager. We expensed organization and offering expenses of approximately $0.2 million for each of the three months ended March 31, 2019 and the period from February 7, 2018 (commencement of operations) through March 31, 2018.

9

Base Management Fee

Our base management fee is calculated for each share class at an annual rate of (i) for the Non-founder shares, 2% of the product of (x) our average gross assets and (y) the ratio of Non-founder share Average Adjusted Capital for a particular class to total Average Adjusted Capital and (ii) for the Founder shares, 1% of the product of (x) our average gross assets and (y) the ratio of outstanding Founder share Average Adjusted Capital to total Average Adjusted Capital, in each case excluding cash, and is payable monthly in arrears. We incurred base management fees of approximately $0.2 million and $0.1 million during the three months ended March 31, 2019 and for the period from February 7, 2018 (commencement of operations) through March 31, 2018, respectively.

Total Return Incentive Fee

We did not incur total return incentive fees during the three months ended March 31, 2019 or during the period from February 7, 2018 (commencement of operations) to March 31, 2018. The Manager and Sub-Manager are eligible to receive incentive fees based on the Total Return to Shareholders, as defined in the Management Agreement and Sub-Management Agreement, for each share class in any calendar year, payable annually in arrears. We accrue (but do not pay) the total return incentive fee on a quarterly basis, to the extent that it is earned, and perform a final reconciliation at completion of each calendar year and the total return incentive fee is due and payable to the Manager and Sub-Manager no later than ninety (90) calendar days following the end of the applicable calendar year. The total return incentive fee may be reduced or deferred by the Manager and the Sub-Manager under the Management Agreement and the Expense Support and Conditional Reimbursement Agreement. We incurred a total return incentive fee of approximately $1.0 million during the period from February 7, 2018 (commencement of operations) to December 31, 2018 and may incur a total return incentive fee during the year ending December 31, 2019.

Annual Distribution and Shareholder Servicing Fee

The Managing Dealer is eligible to receive an annual distribution and shareholder servicing fee, subject to certain limits, with respect to our Class T and Class D shares sold in the Public Offering (excluding Class T shares and Class D shares sold through our distribution reinvestment plan and those received as share distributions) in an amount equal to 1.00% and 0.50%, respectively, of the current net asset value per share. We incurred annual distribution and shareholder servicing fees of $6,769 during the three months ended March 31, 2019. We did not incur annual distribution and shareholder servicing fees during the period from February 7, 2018 (commencement of operations) to March 31, 2018.

Expense Support and Conditional Reimbursement Agreement

Expense support from the Manager and Sub-Manager partially offset operating expenses. During the three months ended March 31, 2019 and the period from February 7, 2018 (commencement of operations) to March 31, 2018, expense support totaled approximately $0.2 million and $0.04 million, respectively. The actual amount of expense support is determined as of the last business day of each calendar year and is paid within 90 days after each year end per the terms of the Expense Support and Conditional Reimbursement Agreement described below.

We have entered into an Expense Support and Conditional Reimbursement Agreement with the Manager and the Sub-Manager, pursuant to which each of the Manager and the Sub-Manager agrees to reduce the payment of base management fees, total return incentive fees and the reimbursements of reimbursable expenses due to the Manager and the Sub-Manager under the Management Agreement and the Sub-Management Agreement, as applicable, to the extent that our annual regular cash distributions exceed our annual net income (with certain adjustments). Expense Support is equal to the annual (calendar year) excess, if any, of (a) the distributions (as defined in the Expense Support and Conditional Reimbursement Agreement) declared and paid (net of our distribution reinvestment plan) to shareholders minus (b) the available operating funds. The Expense Support amount is borne equally by the Manager and the Sub-Manager and is calculated as of the last business day of the calendar year. The Manager and Sub-Manager equally conditionally reduce the payment of fees and reimbursements of reimbursable expenses in an amount equal to the conditional waiver amount (as defined in and subject to limitations described in the Expense Support and Conditional Reimbursement Agreement). The term of the Expense Support and Conditional Reimbursement Agreement has the same initial term and renewal terms as the Management Agreement or the Sub-Management Agreement, as applicable to the Manager or the Sub-Manager.

If, on the last business day of the calendar year, there are Excess Operating Funds, we will use such Excess Operating Funds to pay the Manager and the Sub-Manager all or a portion of the outstanding unreimbursed Expense Support amounts for each share class, as applicable, subject to the Conditional Reimbursements as described further in the Expense Support and Conditional Reimbursement Agreement. Our obligation to make Conditional Reimbursements shall automatically terminate and be of no further effect three years following the date which the Expense Support amount was provided and to which such Conditional Reimbursement relates, as described further in the Expense Support and Conditional Reimbursement Agreement. We did not have any Excess Operating Funds as of March 31, 2019.

10

Net Change in Unrealized Appreciation

During the three months ended March 31, 2019 and for the period February 7, 2018 (commencement of operations) through March 31, 2018, net unrealized appreciation on investments consisted of the following:

	Three Months Ended March 31, 2019	For the Period from February 7, 2018 (Commencement of Operations) to March 31, 2018
Unrealized appreciation	$281,000	$524,449
Unrealized depreciation	—	—
Total net unrealized appreciation	$281,000	$524,449

The net change in unrealized appreciation of approximately $0.3 million and $0.5 million during the three months ended March 31, 2019 and the period from February 7, 2018 (commencement of operations) through March 31, 2018, respectively, primarily pertained to our investment in the equity of Lawn Doctor.  Such unrealized appreciation is based on the current fair value of such investment as determined by our board of directors based on inputs from the Sub-Manager and our independent valuation firm and consistent with our valuation policy, which take into consideration, among other factors, Lawn Doctor’s strong performance in comparison to budgeted results for the year, future growth prospects of Lawn Doctor, and the valuations of publicly traded comparable companies as determined by our independent valuation firm.

We are not aware of any material trends or uncertainties, favorable or unfavorable, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from our investments, other than those described above and the risk factors identified under “Risk Factors” in our Prospectus.

Net Assets

Net assets increased approximately $10.8 million and $82.0 million during the three months ended March 31, 2019 and during the period from February 7, 2018 (commencement of operations) through March 31, 2018, respectively. The most significant increase in net assets during the three months ended March 31, 2019 and the period ended March 31, 2018 was attributable to capital transactions of approximately $10.7 million and $81.5 million, respectively. Additionally, our operations resulted in an increase in net assets of approximately $1.4 million and $0.8 million, respectively, during the three months ended March 31, 2019 and the period from February 7, 2018 (commencement of operations) through March 31, 2018, respectively. These increases in net assets were partially offset by distributions to shareholders of approximately $1.2 million and $0.3 million during the three months ended March 31, 2019 and the period from February 7, 2018 (commencement of operations) through March 31, 2018, respectively.

Our shares are illiquid investments for which there currently is no secondary market. Investors should not expect to be able to resell their shares regardless of how we perform. If investors are able to sell their shares, they will likely receive less than their purchase price. Our net asset value and annualized returns — which are based in part upon determinations of fair value of Level 3 investments by our board of directors, not active market quotations — are inherently uncertain. Past performance is not a guarantee of future results.

Hedging Activities

As of March 31, 2019, we had not entered into any derivatives or other financial instruments. However, in an effort to stabilize our revenue and input costs where applicable, we may enter into derivatives or other financial instruments in an attempt to hedge our commodity risk. With respect to any potential financings, general increases in interest rates over time may cause the interest expense associated with our borrowings to increase, and the value of our debt investments to decline. We may seek to stabilize our financing costs as well as any potential decline in our assets by entering into derivatives, swaps or other financial products in an attempt to hedge our interest rate risk. In the event we pursue any assets outside of the United States we may have foreign currency risks related to our revenue and operating expenses denominated in currencies other than the U.S. dollar. We may in the future, enter into derivatives or other financial instruments in an attempt to hedge any such foreign currency exchange risk. It is difficult to predict the impact hedging activities may have on our results of operations.

11

Contractual Obligations

We have entered into the Management Agreement with the Manager and the Sub-Management Agreement with the Manager and the Sub-Manager pursuant to which the Manager and the Sub-Manager are entitled to receive a base management fee and reimbursement of certain expenses. Certain incentive fees based on our performance are payable to the Manager and the Sub-Manager after our performance thresholds are met. Each of the Manager and the Sub-Manager is entitled to 50% of the base management fee and incentive fees, subject to any reduction or deferral of any such fees pursuant to the terms of the Expense Support and Conditional Reimbursement Agreement.

If, on the last business day of the calendar year, there are Excess Operating Funds, we will use such Excess Operating Funds to pay the Manager and the Sub-Manager all or a portion of the outstanding unreimbursed Expense Support amounts for each share class, as applicable, subject to certain conditions as described further in the Expense Support and Conditional Reimbursement Agreement. Our obligation to make Conditional Reimbursements will automatically terminate and be of no further effect three years following the date which the Expense Support amount was provided and to which such Conditional Reimbursement relates, as described further in the Expense Support and Conditional Reimbursement Agreement. As of March 31, 2019, the amount of Expense Support related to the period from February 7, 2018 (commencement of operations) to December 31, 2018 collected from the Manager and Sub-Manager was $389,774. Our obligation to reimburse the Manager and Sub-Manager for Expense Support collected for the period from February 7, 2018 to December 31, 2018 will expire on December 31, 2021. As of March 31, 2019, management believes that reimbursement payments by the Company to the Manager and Sub-Manager are not probable under the terms of the Expense Support and Conditional Reimbursement Agreement.

We have also entered into the Administrative Services Agreement with the Administrator and the Sub-Administration Agreement with the Administrator and the Sub-Administrator pursuant to which the Administrator and the Sub-Administrator will provide us with administrative services and are entitled to reimbursement of expenses for such services. For a discussion of the compensation we pay in connection with the management of our business, see Note 5. “Related Party Transactions” included in this supplement.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements, including any risk management of commodity pricing or other hedging practices.

Inflation

We do not anticipate that inflation will have a significant effect on our results of operations. However, in the event of a significant increase in inflation, interest rates could rise and our assets may be materially adversely affected.

Seasonality

We do not anticipate that seasonality will have a significant effect on our results of operations.

Critical Accounting Policies and Use of Estimates

See our Form 10-K for the year ended December 31, 2018 and Note 2. “Significant Accounting Policies included in this supplement for a summary of our critical accounting policies.

Our Portfolio

The following disclosure supersedes and replaces the fifth paragraph under the section “Our Portfolio—Lawn Doctor—Overview,” which appears on page 90 of the Prospectus.

In May 2018, Lawn Doctor acquired an 80% equity interest in Mosquito Hunters, a franchisor of mosquito and pest control services. Mosquito Hunters was founded in 2013, is based in Northbrook Illinois and specializes in the eradication of mosquitos through regular spraying applications and follow-up maintenance. As of March 31, 2019, there were forty-three Mosquito Hunters franchises. This acquisition furthers Lawn Doctor’s strategy of both growing organically and also via acquisition of additional home service brands. Pest control is an approximately $2.5 billion market in the United States as of December 31, 2018 and is the fastest growing building maintenance service segment.

12

The following disclosure supersedes and replaces the first paragraph under the section “Our Portfolio—Lawn Doctor—Investment Highlights,” which appears on page 91 of the Prospectus.

Investment Highlights. Lawn Doctor operates a nationwide network of independently owned franchise units in 38 states as of December 31, 2018. The Lawn Doctor franchisee unit base has grown from 452 in 2012 to 578 as of March 31, 2019, with strong average annual openings of approximately 30 units and an average annual closure rate of approximately 2%. The franchise unit base was previously 545 as of December 31, 2017. There is minimal franchisee concentration with the top ten franchisees accounting for approximately 27.0% of total royalty revenue for the year ended December 31, 2018. Lawn Doctor benefits from a scalable business model, which does not require significant capital expenditures or additional fixed costs to support future growth. Lawn Doctor earns revenue from franchisee royalty fees, equipment lease fees, initial franchisee fees, equipment parts sales, vendor rebates, and interest on franchise loans. The primary source of revenue is the franchisee royalty fee. The total revenue for the period from January 1, 2018 to February 6, 2018 (predecessor company) and the period from February 7, 2018 to December 31, 2018 (successor company) was approximately $1.8 million and $15.9 million, respectively, of which approximately $1.5 million and $11.6 million, respectively, was the franchisee royalty fees for Lawn Doctor. The total revenue for the three months ended March 31, 2019 was approximately $5.2 million, of which approximately $3.0 million was the franchisee royalty fees for Lawn Doctor. Lawn Doctor’s total revenue has grown at a compound annual growth rate of approximately 6.6% from 2009 to March 31, 2019 and Lawn Doctor’s franchisee royalty fees have grown at a compound annual growth rate of approximately 5.3% from 2009 to March 31, 2019. Total system-wide sales for Lawn Doctor were approximately $118 million and $123 million for the year ended December 31, 2017 and year ended December 31, 2018, respectively.

The following disclosure supersedes and replaces the first paragraph under the section “Our Portfolio—Polyform—Investment Highlights,” which appears on page 92 of the Prospectus.

Investment Highlights. Polyform has grown its signature product lines, Sculpey® and Premo!®, into global names with a strong retail presence in the United States and growing presences abroad. Polyform ships its products directly to 48 countries worldwide, but a significant portion of its sales occur in the domestic market with 88% of its revenues coming from the United States over the year ended December 31, 2018. The clay products are clean, economical, easy to work with and only require oven baking at 275 degrees Fahrenheit. Polyform’s success in the arts and crafts market is a result of its unique product formulations that offer superior molding and color profiles, and Polyform believes the proprietary product formulas and manufacturing methodologies create significant barriers to entry or duplication. The primary source of Polyform’s revenue is the sale of its products. Net sales for Polyform were approximately $15.9 million and $15.8 million for the year ended December 31, 2017 and the year ended December 31, 2018, respectively. Net sales for Polyform were approximately $4.4 million for the three months ended March 31, 2019 and sales have grown at a compound annual growth rate of approximately 3.8% from 2009 to March 31, 2019.

13

Financial Statements

The Prospectus is hereby supplemented with the following financial information, which is excerpted from Part I—Item 1. “Financial Statements” in our Quarterly Report on Form 10-Q for the quarterly period ended on March 31, 2019.

CNL STRATEGIC CAPITAL, LLC

CONDENSED CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	March 31, 2019 (Unaudited)	December 31, 2018
Assets
Investments at fair value (amortized cost of $76,774,339 as of March 31, 2019 and December 31, 2018, respectively)	$82,781,000	$82,500,000
Cash	31,694,996	21,667,867
Deferred offering expenses	—	14,434
Prepaid expenses and other assets	33,045	70,833
Total assets	114,509,041	104,253,134
Liabilities
Net due to related parties (Note 5)	26,945	782,282
Distributions payable	422,490	358,186
Accounts payable and other accrued expenses	380,124	282,856
Total liabilities	829,559	1,423,324
Commitments and contingencies (Note 8)
Members’ Equity (Net Assets)
Preferred shares, $0.001 par value, 50,000,000 shares authorized and unissued	—	—
Common shares, $0.001 par value, 3,400,000 Class FA shares authorized; 3,266,260 shares issued and outstanding, respectively	3,266	3,266
Common shares, $0.001 par value, 94,660,000 Class A shares authorized; 371,319 and 192,388 shares issued and outstanding, respectively	371	192
Common shares, $0.001 par value, 662,620,000 Class T shares authorized; 55,739 and 31,452 shares issued and outstanding, respectively	56	31
Common shares, $0.001 par value, 94,660,000 Class D shares authorized; 137,864 and 122,889 shares issued and outstanding, respectively	138	123
Common shares, $0.001 par value, 94,660,000 Class I shares authorized; 434,646 and 249,526 share issued and outstanding, respectively	435	250
Capital in excess of par value	107,903,071	97,229,217
Distributable earnings	5,772,145	5,596,731
Total Members’ Equity	$113,679,482	$102,829,810

Net assets, Class FA shares	$87,259,528	$87,061,758
Net assets, Class A shares	9,799,809	5,086,607
Net assets, Class T shares	1,477,301	834,576
Net assets, Class D shares	3,607,349	3,222,865
Net assets, Class I shares	11,535,495	6,624,004
Total Members’ Equity	$113,679,482	$102,829,810

See notes to condensed consolidated financial statements.

14

CNL STRATEGIC CAPITAL, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31, 2019	For the Period from February 7, 2018 (Commencement of Operations) to March 31, 2018
Investment Income
Interest income	$1,363,280	$728,216
Dividend income	406,505	—
Total investment income	1,769,785	728,216
Operating Expenses
Organization and offering expenses	185,701	221,564
Base management fees	241,638	88,562
Professional services	227,515	63,668
Director fees and expenses	57,699	37,070
General and administrative expenses	28,056	32,810
Custodian and accounting fees	62,150	24,913
Insurance expense	45,945	—
Annual distribution and shareholder servicing fees	6,769	—
Total operating expenses	855,473	468,587
Expense support	(216,073)	(43,212)
Net expenses	639,400	425,375
Net investment income	1,130,385	302,841
Net change in unrealized appreciation on investments	281,000	524,449
Net increase in net assets resulting from operations	$1,411,385	$827,290

Common shares per share information:
Net investment income	$0.28	$0.09
Net increase in net assets resulting from operations	$0.35	$0.25
Weighted average number of common shares outstanding	3,984,004	3,266,430

See notes to condensed consolidated financial statements.

15

CNL STRATEGIC CAPITAL, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

(UNAUDITED)

	Three Months Ended March 31, 2019	For the Period from February 7, 2018 (Commencement of Operations) to March 31, 2018
Operations:
Net investment income	$1,130,385	$302,841
Net change in unrealized appreciation on investments	281,000	524,449
Net increase in net assets resulting from operations	1,411,385	827,290
Distributions to shareholders:
Class FA	(1,020,708)	(302,841)
Class A	(75,454)	—
Class T	(10,024)	—
Class D	(36,428)	—
Class I	(93,357)	—
Net decrease in net assets resulting from distributions to shareholders	(1,235,971)	(302,841)
Capital share transactions:
Issuance of shares of common shares through the Offerings	10,573,054	81,456,500
Issuance of common shares through distribution reinvestment plan	101,204	—
Net increase in net assets resulting from capital share transactions	10,674,258	81,456,500
Total increase in net assets	10,849,672	81,980,949
Net assets at beginning of period	102,829,810	200,000
Net assets at end of period	$113,679,482	$82,180,949

See notes to condensed consolidated financial statements.

16

CNL STRATEGIC CAPITAL, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31, 2019	For the Period from February 7, 2018 (Commencement of Operations) to March 31, 2018
Operating Activities:
Net increase in net assets resulting from operations	$1,411,385	$827,290
Adjustments to reconcile net increase in net assets resulting from operations to net cash provided by (used in) operating activities:
Purchases of investments	—	(74,531,763)
Net change in unrealized appreciation on investments	(281,000)	(524,449)
Amortization of deferred offering expenses	14,434	196,041
(Decrease) increase in net due to related parties	(755,337)	772,290
Increase in payable for investments purchased	—	181,126
Increase in accrued directors’ fees	—	22,903
Increase in accounts payable and other accrued expenses	97,268	115,345
Increase in deferred offering expenses	—	(681,206)
Decrease in prepaid expenses and other assets	37,788	—
Net cash provided by (used in) operating activities	524,538	(73,622,423)
Financing Activities:
Proceeds from issuance of common shares	10,573,054	79,056,500
Distributions paid, net of distributions reinvested	(1,070,463)	—
Net cash provided by financing activities	9,502,591	79,056,500
Net increase in cash	10,027,129	5,434,077
Cash, beginning of period	21,667,867	199,683
Cash, end of period	$31,694,996	$5,633,760
Supplemental disclosure of cash flow information and non-cash financing activities:
Distributions reinvested	$101,204	$—
Amounts incurred but not paid (including amounts due to related parties):
Distributions payable	$422,490	$302,841
Offering costs	$77,516	$681,523
Non-cash contribution from an affiliate of the Sub-Manager	$—	$2,400,000
Non-cash purchase of investments	$—	$(2,400,000)

See notes to condensed consolidated financial statements.

17

CNL STRATEGIC CAPITAL, LLC

CONDENSED CONSOLIDATED SCHEDULE OF INVESTMENTS

AS OF MARCH 31, 2019

(UNAUDITED)

Company (1)	Industry	Interest Rate	Maturity Date	No. Shares/ Principal Amount	Cost	Fair Value
Senior Secured Note – First Lien–13.8%
Polyform Products, Co.	Hobby Goods and Supplies	16.0%	8/7/2023	$15,700,000	$15,700,000	$15,700,000
Senior Secured Note – Second Lien–13.2%
Lawn Doctor	Commercial and Professional Services	16.0%	8/7/2023	15,000,000	15,000,000	15,000,000
Total Senior Secured Notes					$30,700,000	$30,700,000

Equity–45.8%
Polyform Products, Co.	Hobby Goods and Supplies			10,820	$15,598,788	$15,600,000
Lawn Doctor	Commercial and Professional Services			7,746	30,475,551	36,481,000
Total Equity					$46,074,339	$52,081,000

TOTAL INVESTMENTS–72.8%					$76,774,339	$82,781,000
OTHER ASSETS IN EXCESS OF LIABILITIES–27.2%						30,898,482
NET ASSETS–100.0%						$113,679,482

FOOTNOTES:

(1)	Security may be an obligation of one or more entities affiliated with the named company.
(2)	As of March 31, 2019, the Company owned a controlling interest in this portfolio company.
(3)	As of March 31, 2019, the aggregate gross and net unrealized appreciation for all securities in which there was an excess of value over tax cost was approximately $7.1 million. The aggregate cost of securities for federal income tax purposes was approximately $75.7 million.

See notes to condensed consolidated financial statements.

18

CNL STRATEGIC CAPITAL, LLC

CONDENSED CONSOLIDATED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2018

Company (1)		Industry	Interest Rate	Maturity Date	No. Shares/ Principal Amount	Cost	Fair Value
Senior Secured Note – First Lien–15.2%
Polyform Products, Co.		Hobby Goods and Supplies	16.0%	8/7/2023	$15,700,000	$15,700,000	$15,700,000
Senior Secured Note – Second Lien–14.6%
Lawn Doctor		Commercial and Professional Services	16.0%	8/7/2023	15,000,000	15,000,000	15,000,000
Total Senior Secured Notes						$30,700,000	$30,700,000

Equity–50.4%
Polyform Products, Co.	(2)	Hobby Goods and Supplies			10,820	$15,598,788	$15,600,000
Lawn Doctor	(2)	Commercial and Professional Services			7,746	30,475,551	36,200,000
Total Equity						$46,074,339	$51,800,000

TOTAL INVESTMENTS–80.2%	(3)					$76,774,339	$82,500,000
OTHER ASSETS IN EXCESS OF LIABILITIES–19.8%							20,329,810
NET ASSETS–100.0%							$102,829,810

FOOTNOTES:

(1)	Security may be an obligation of one or more entities affiliated with the named company.
(2)	As of December 31, 2018, the Company owned a controlling interest in this portfolio company.
(3)	As of December 31, 2018, the aggregate gross and net unrealized appreciation for all securities in which there was an excess of value over tax cost was approximately $6.6 million. The aggregate cost of securities for federal income tax purposes was approximately $75.9 million.

See notes to condensed consolidated financial statements.

19

1. Principal Business and Organization

CNL Strategic Capital, LLC (the “Company”) is a limited liability company that primarily seeks to acquire and grow durable, middle-market U.S. businesses. The Company is externally managed by CNL Strategic Capital Management, LLC (the “Manager”) and sub-managed by Levine Leichtman Strategic Capital, LLC (the “Sub-Manager”). The Manager is responsible for the overall management of the Company’s activities and the Sub-Manager is responsible for the day-to-day management of the Company’s assets. Each of the Manager and the Sub-Manager are registered as an investment adviser under the Investment Advisers Act of 1940, as amended. The Company conducts and intends to continue its operations so that the Company and each of its subsidiaries do not fall within, or are excluded from the definition of an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company intends to target businesses that are highly cash flow generative with annual revenues primarily between $25 million and $250 million and whose management teams seek an ownership stake in the company. The Company’s business strategy is to acquire controlling equity interests in combination with debt positions and in doing so, provide long-term capital appreciation and current income while protecting invested capital. In addition, and to a lesser extent, the Company may acquire other debt and minority equity positions. The Company may also acquire various types of debt in the secondary market including secured and senior unsecured debt and syndicated senior secured corporate loans of U.S. and, to a lesser extent, non-U.S. corporations, partnerships, limited liability companies and other business entities. The Company may also co-invest with other vehicles managed by the Sub-Manager or their affiliates to acquire minority equity positions and debt positions in a co-investment capacity. The Company expects that these positions will comprise a minority of its total assets.

On February 7, 2018, the Company commenced operations when it met the minimum offering requirement of $80 million in Class FA limited liability company interests (the “Class FA shares”) offered through a private offering (the “2018 Private Offering”) and issued approximately 3.3 million shares of Class FA shares for aggregate gross proceeds of approximately $81.7 million.

In October 2016, the Company confidentially submitted a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the proposed offering of shares of its limited liability company interests (the “Public Offering”). The Registration Statement for the Public Offering was declared effective by the SEC on March 7, 2018. Through its Public Offering, the Company is offering, in any combination, four classes of shares: Class A shares, Class T shares, Class D shares and Class I shares (collectively, the “Non-founder shares” and together with the Founder shares, the “Shares”). See Note 7. “Capital Transactions” for additional information related to the 2018 Private Offering and Public Offering.

In April 2019, the Company launched a private offering of up to $50 million of Class FA shares (the “Class FA Private Offering” and together with the 2018 Private Offering and the Public Offering, the “Offerings”) pursuant to Rule 506(c) under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). See Note 10. “Subsequent Events” for additional information.

2. Significant Accounting Policies

Basis of Presentation

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as contained in the Financial Accounting Standards Board Accounting Standards Codification (the “Codification” or “ASC”), which requires the use of estimates, assumptions and the exercise of subjective judgment as to future uncertainties. In the opinion of management, the condensed consolidated financial statements reflect all adjustments that are of a normal recurring nature and necessary for the fair presentation of financial results as of and for the periods presented.

Although the Company is organized and intends to conduct its business in a manner so that it is not required to register as an investment company under the Investment Company Act, its financial statements are prepared using the specialized accounting principles of ASC Topic 946 to utilize investment company accounting. The Company obtains funds through the issuance of equity interests to multiple unrelated investors, and provides such investors with investment management services. Further, the Company’s business strategy is to acquire interests in middle-market U.S. businesses to provide current income and long term capital appreciation, while protecting invested capital. Overall, the Company believes that the use of investment company accounting on a fair value basis is consistent with the management of its assets on a fair value basis, and makes the Company’s financial statements more useful to investors and other financial statement users in facilitating the evaluation of an investment in the Company as compared to other investment products in the marketplace.

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Principles of Consolidation

Under ASC Topic 946, “Financial Services—Investment Companies” (“ASC Topic 946”) the Company is precluded from consolidating any entity other than an investment company or an operating company which provides substantially all of its services to benefit the Company. In accordance therewith, the Company has consolidated the results of its wholly owned subsidiaries which provide services to the Company in its condensed consolidated financial statements. However, the Company has not consolidated the results of its subsidiaries in which the Company holds debt and equity investments. All intercompany account balances and transactions have been eliminated in consolidation.

Cash

Cash consists of demand deposits at commercial banks.

Use of Estimates

Management makes estimates and assumptions related to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the financial statement in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

Valuation of Investments

ASC Topic 820 clarifies that the fair value is the price in an orderly transaction between market participants to sell an asset or transfer a liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset or liability. The transaction to sell the asset or transfer the liability is a hypothetical transaction at the measurement date, considered from the perspective of a market participant that holds the asset or owes the liability. ASC Topic 820 provides a consistent definition of fair value which focuses on exit price and prioritizes, within a measurement of fair value, the use of market-based inputs over entity-specific inputs.

In addition, ASC Topic 820 provides a framework for measuring fair value and establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels of valuation hierarchy established by ASC Topic 820 are defined as follows:

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets. An active market is defined as a market in which transactions for the asset or liability occur with sufficient pricing information on an ongoing basis. Publicly listed equity and debt securities and listed derivatives that are traded on major securities exchanges and publicly traded equity options are generally valued using Level 1 inputs. If a price for an asset cannot be determined based upon this established process, it shall then be valued as a Level 2 or Level 3 asset.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include the following: (i) quoted prices for similar assets in active markets; (ii) quoted prices for identical or similar assets in markets that are not active; (iii) inputs that are derived principally from or corroborated by observable market data by correlation or other means; and (iv) inputs other than quoted prices that are observable for the assets. Fixed income and derivative assets, where there is an observable secondary trading market and through which pricing inputs are available through pricing services or broker quotes, are generally valued using Level 2 inputs. If a price for an asset cannot be determined based upon this established process, it shall then be valued as a Level 3 asset.

Level 3 – Unobservable inputs for the asset or liability being valued. Unobservable inputs will be used to measure fair value to the extent that observable inputs are not available and such inputs will be based on the best information available in the circumstances, which under certain circumstances might include the Manager’s or the Sub-Manager’s own data. Level 3 inputs may include, but are not limited to, capitalization and discount rates and earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples. The information may also include pricing information or broker quotes which include a disclaimer that the broker would not be held to such a price in an actual transaction. Certain assets may be valued based upon estimated value of underlying collateral and include adjustments deemed necessary for estimates of costs to obtain control and liquidate available collateral. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimer would result in classification as Level 3 information, assuming no additional corroborating evidence. Debt and equity investments in private companies or assets valued using the market or income approach are generally valued using Level 3 inputs.

In all cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls will be determined based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to each asset.

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The Company’s board of directors is responsible for determining in good faith the fair value of the Company’s investments in accordance with the valuation policy and procedures approved by the board of directors, based on, among other factors, the input of the Manager, the Sub-Manager, its audit committee, and the independent third-party valuation firm. The determination of the fair value of the Company’s assets requires judgment, especially with respect to assets for which market prices are not available. For most of the Company’s assets, market prices will not be available. Due to the inherent uncertainty of determining the fair value of assets that do not have a readily available market value, the fair value of the assets may differ significantly from the values that would have been used had a readily available market value existed for such assets, and the differences could be material. Because the calculation of the Company’s net asset value is based, in part, on the fair value of its assets, the Company’s calculation of net asset value is subjective and could be adversely affected if the determinations regarding the fair value of its assets were materially higher than the values that the Company ultimately realizes upon the disposal of such assets. Furthermore, through the valuation process, the Company’s board of directors may determine that the fair value of the Company’s assets differs materially from the values that were provided by the independent valuation firm.

The Company may also look to private merger and acquisition statistics, public trading multiples adjusted for illiquidity and other factors, valuations implied by third-party investments in the businesses or industry practices in determining fair value. The Company may also consider the size and scope of a business and its specific strengths and weaknesses, as well as any other factors it deems relevant in assessing the value.

Net Realized Gains or Losses and Net Change in Unrealized Appreciation or Depreciation on Investments

The Company will measure realized gains or losses as the difference between the net proceeds from the sale, repayment, or disposal of an asset and the adjusted cost basis of the asset, without regard to unrealized appreciation or depreciation previously recognized. Net change in unrealized appreciation or depreciation will reflect the change in asset values during the reporting period, including any reversal of previously recorded unrealized appreciation or depreciation, when gains or losses are realized.

Income Recognition

Interest Income – Interest income is recorded on an accrual basis to the extent that the Company expects to collect such amounts. The Company does not accrue as a receivable interest on loans and debt securities for accounting purposes if it has reason to doubt its ability to collect such interest.

The Company places loans on non-accrual status when principal and interest are past due 90 days or more or when there is a reasonable doubt that the Company will collect principal or interest. Accrued interest is generally reversed when a loan is placed on non-accrual. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment. Non-accrual loans are generally restored to accrual status when past due principal and interest amounts are paid and, in management’s judgment, are likely to remain current. To date, the Company has not experienced any past due payments on any of its loans.

Dividend Income – Dividend income is recorded on the record date for privately issued securities, but excludes any portion of distributions that are treated as a return of capital. Each distribution received from an equity investment is evaluated to determine if the distribution should be recorded as dividend income or a return of capital. Generally, the Company will not record distributions from equity investments as dividend income unless there is sufficient current or accumulated earnings prior to the distribution. Distributions that are classified as a return of capital are recorded as a reduction in the cost basis of the investment. To date, all distributions have been classified as dividend income.

Paid in Capital

The Company records the proceeds from the sale of its common shares on a net basis to (i) capital stock and (ii) paid in capital in excess of par value, excluding upfront selling commissions and dealer manager fees.

Organization and Offering Expenses

Organization expenses are expensed on the Company’s statements of operations as incurred. Offering expenses, which consist of amounts incurred for items such as legal, accounting, regulatory and printing work incurred related to the Offerings, are capitalized on the Company’s statements of assets and liabilities as deferred offering expenses and expensed to the Company’s statements of operations over the lesser of the offering period or 12 months; however, the end of the deferral period will not exceed 12 months from the date the offering expense is incurred by the Manager and the Sub-Manager.

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Annual Distribution and Shareholder Servicing Fees

Under the Public Offering, the Company pays annual distribution and shareholder servicing fees with respect to its Class T and Class D shares, as described further below in Note 5. “Related Party Transactions.” The Company records the annual distribution and shareholder servicing fees, which accrue daily, in its statements of operations as they are incurred.

Allocation of Profit and Loss

Class-specific expenses, including base management fees, total return incentive fees, organization and offering expenses, annual distribution and shareholder servicing fees, expense support and certain transfer agent fees, are allocated to each share class of common shares in accordance with how such fees are attributable to the particular share classes, as determined by the Company’s board of directors, the Company’s governing agreements and, in certain cases, expenses which are specifically identifiable to a specific share class.

Income and expenses which are not class-specific are allocated monthly pro rata among the share classes based on shares outstanding as of the end of the month.

Earnings per Share and Net Investment Income per Share

Earnings per share and net investment income per share are calculated for each share class of common shares based upon the weighted average number of common shares outstanding during the reporting period.

Distributions

In March 2018, the Company’s board of directors began to declare cash distributions to shareholders based on weekly record dates and such distributions were paid on a monthly basis one month in arrears. Effective with distributions declared for January 2019, the Company’s board of directors began to declare distributions based on monthly record dates and such distributions are expected to be paid on a monthly basis one month in arrears. Distributions are made on all classes of the Company’s shares at the same time.

The Company has adopted a distribution reinvestment plan that provides for reinvestment of distributions on behalf of shareholders. Non-founder shareholders participating in the distribution reinvestment plan will have their cash distribution automatically reinvested in additional shares having the same class designation as the class of shares to which such distributions are attributable at a price per share equivalent to the then current public offering price, net of up-front selling commissions and dealer manager fees. Cash distributions paid on Founder shares participating in the distribution reinvestment plan are reinvested in additional shares of Class A shares.

U.S. Federal Income Taxes

The Company expects that it will operate so that it will qualify to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation. Generally, the Company will not be taxable as a corporation if 90% or more of its gross income for each taxable year consists of “qualifying income” (generally, interest (other than interest generated from a financial business), dividends, real property rents, gain from the sale of assets that produce qualifying income and certain other items) and the Company is not required to register under the Investment Company Act (the “qualifying income exception”).

No provision has been made for income taxes since the individual shareholders are responsible for their proportionate share of the Company’s taxable income.

Under U.S. GAAP, the Company is subject to the provisions of ASC 740, “Income Taxes.” This standard defines the threshold for recognizing the benefits of tax-return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority and requires measurement of a tax position meeting the more-likely-than-not criterion, based on the largest benefit that is more than 50% likely to be realized.

The Company has analyzed its tax positions taken on Federal income tax returns for all open tax years (tax years ended December 31, 2018 and 2017), and has concluded that no provision for income tax is required in the Company’s financial statements. The Company follows the authoritative guidance on accounting for uncertainty in income taxes and concluded it has no material uncertain tax positions to be recognized at this time.

The Company recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the statements of operations. During the three months ended March 31, 2019 and the period from February 7, 2018 to December 31, 2018, the Company did not incur any interest or penalties.

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On December 22, 2017, President Trump signed the Tax Cuts and Jobs Act (the “Act”) which reduced U.S. corporate income tax rates, created a territorial tax system, allowed for immediate expensing of certain qualified property, provided other tax related incentives and included various base-broadening provisions. The Act did not have a material impact on the Company.

Reclassifications

Certain prior period amounts in the condensed consolidated financial statements have been reclassified to conform to the current period presentation with no effect on previously reported net assets.

3. Investments

In February 2018, the Company acquired a controlling equity interest in Lawn Doctor, Inc. (“Lawn Doctor”) from an affiliate of the Sub-Manager, through an investment consisting of common equity and a debt investment in the form of a second lien secured note to Lawn Doctor. As of March 31, 2019, the Company owned approximately 62.9% of the outstanding equity in Lawn Doctor on an undiluted basis. The cost basis of the Company’s investments in Lawn Doctor was approximately $30.5 million of a common equity investment and $15.0 million of a debt investment as of March 31, 2019.

In February 2018, the Company acquired a controlling equity interest in Polyform Holdings, Inc. (“Polyform”) from an affiliate of the Sub-Manager, through an investment consisting of common equity and a debt investment in the form of a first lien secured note to Polyform. As of March 31, 2019, the Company owned approximately 87.1% of the outstanding equity in Polyform. The cost basis of the Company’s investments in Polyform was approximately $15.6 million of a common equity investment and $15.7 million of a debt investment as of March 31, 2019.

The debt investments in the form of a second lien secured note to Lawn Doctor and in the form of a first lien secured note to Polyform, as described above, accrue interest at a per annum rate of 16.0%. Each note will mature in August 2023. The note purchase agreements contain customary covenants and events of default. As of March 31, 2019, Lawn Doctor and Polyform were in compliance with the Company’s debt covenants.

As of March 31, 2019 and December 31, 2018, the Company’s investment portfolio is summarized as follows:

	As of March 31, 2019
Asset Category	Cost	Fair Value	Fair Value Percentage of Investment Portfolio	Fair Value Percentage of Net Assets
Senior debt
Senior secured debt - first lien	$15,700,000	$15,700,000	19.0%	13.8%
Senior secured debt - second lien	15,000,000	15,000,000	18.1	13.2
Total senior debt	30,700,000	30,700,000	37.1	27.0
Equity	46,074,339	52,081,000	62.9	45.8
Total investments	$76,774,339	$82,781,000	100.0%	72.8%

	As of December 31, 2018
Asset Category	Cost	Fair Value	Fair Value Percentage of Investment Portfolio	Fair Value Percentage of Net Assets
Senior debt
Senior secured debt - first lien	$15,700,000	$15,700,000	19.0%	15.2%
Senior secured debt - second lien	15,000,000	15,000,000	18.2	14.6
Total senior debt	30,700,000	30,700,000	37.2	29.8
Equity	46,074,339	51,800,000	62.8	50.4
Total investments	$76,774,339	$82,500,000	100.0%	80.2%

As of March 31, 2019 and December 31, 2018, none of the Company’s debt investments were on non-accrual status.

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The industry and geographic dispersion of the Company’s investment portfolio as a percentage of total fair value of the Company’s investments as of March 31, 2019 and December 31, 2018 were as follows:

Industry	March 31, 2019	December 31, 2018
Hobby Goods and Supplies	37.8%	37.9%
Commercial and Professional Services	62.2	62.1
Total	100.0%	100.0%

Geographic Dispersion(1)	March 31, 2019	December 31, 2018
United States	100.0%	100.0%
Total	100.0%	100.0%

 FOOTNOTE:

(1)	The geographic dispersion is determined by the portfolio company’s country of domicile or the jurisdiction of the security’s issuer.

All investment positions held at March 31, 2019 and December 31, 2018 were denominated in U.S. dollars.

Summarized Operating Data

The following tables present unaudited summarized operating data for Lawn Doctor and Polyform (the “initial businesses”) for the three months ended March 31, 2019 and for the period from February 7, 2018 (the date the Company acquired the initial businesses) to March 31, 2018, and summarized balance sheet data as of March 31, 2019 (unaudited) and December 31, 2018:

Lawn Doctor

Summarized Operating Data (Unaudited)

	Three Months Ended March 31, 2019	Period February 7, 2018 (1) through March 31, 2018
Revenues	$6,451,501	$2,931,090
Expenses	(6,690,735)	(2,653,166)
(Loss) income before taxes	(239,234)	277,924
Income tax benefit	63,588	10,933
Consolidated net (loss) income	(175,646)	288,857
Net loss attributable to non-controlling interest	36,635	—
Net (loss) income attributable to Lawn Doctor	$(139,011)	$288,857

Summarized Balance Sheet Data

	As of March 31, 2019 (Unaudited)	As of December 31, 2018
Current assets	$7,188,759	$6,347,092
Non-current assets	$95,024,151	$94,024,715
Current liabilities	$5,418,063	$4,342,064
Non-current liabilities	$52,216,572	$50,312,347
Non-controlling interest	$(83,620)	$(40,952)
Stockholders’ equity	$44,661,895	$45,758,348

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Polyform

Summarized Operating Data (Unaudited)

	Three Months Ended March 31, 2019	Period February 7, 2018 (1) through March 31, 2018
Revenues	$4,405,864	$2,417,593
Expenses	(4,397,038)	(2,897,329)
Income (loss) before income taxes	8,826	(479,736)
Income tax (expense) benefit	(3,000)	48,000
Net income (loss)	$5,826	$(431,736)

Summarized Balance Sheet Data

	As of March 31, 2019 (Unaudited)	As of December 31, 2018
Current assets	$5,967,751	$5,481,783
Non-current assets	$32,614,026	$29,977,677
Current liabilities	$4,327,271	$963,823
Non-current liabilities	$18,533,624	$18,530,624
Stockholders’ equity	$15,720,882	$15,965,013

 FOOTNOTE:

(1)	February 7, 2018 is the date the Company acquired the initial businesses.

4. Fair Value of Financial Instruments

The Company’s investments were categorized in the fair value hierarchy described in Note 2. “Significant Accounting Policies,” as follows as of March 31, 2019 and December 31, 2018:

	As of March 31, 2019				As of December 31, 2018
Description	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Senior debt	$—	$—	$30,700,000	$30,700,000	$—	$—	$30,700,000	$30,700,000
Equity	—	—	52,081,000	52,081,000	—	—	51,800,000	51,800,000
Total investments	$—	$—	$82,781,000	$82,781,000	$—	$—	$82,500,000	$82,500,000

The ranges of unobservable inputs used in the fair value measurement of the Company’s Level 3 investments as of March 31, 2019 and December 31, 2018 were as follows:

March 31, 2019
Asset Group	Fair Value	Valuation Techniques	Unobservable Inputs	Range (Weighted Average)(1)	Impact to Valuation from an Increase in Input (2)
Senior Debt	$30,700,000	Discounted Cash Flow Market Comparables Transaction Method	Discount Rate EBITDA Multiple EBITDA Multiple	10.5% - 13.5% (11.4%) 7.6x – 12.2x (10.8x) 8.0x – 12.0x (10.8x)	Decrease Increase Increase
Equity	52,081,000	Discounted Cash Flow Market Comparables Transaction Method	Discount Rate EBITDA Multiple EBITDA Multiple	10.5% - 13.5% (11.4%) 7.6x – 12.2x (10.8x) 8.0x – 12.0x (10.8x)	Decrease Increase Increase
Total	$82,781,000

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December 31, 2018
Asset Group	Fair Value	Valuation Techniques	Unobservable Inputs	Range (Weighted Average)(1)	Impact to Valuation from an Increase in Input (2)
Senior Debt	$30,700,000	Discounted Cash Flow Market Comparables Transaction Method	Discount Rate EBITDA Multiple EBITDA Multiple	10.5% - 13.5% (11.4%) 7.9x – 12.2x (10.9x) 8.0x – 12.0x (10.8x)	Decrease Increase Increase
Equity	51,800,000	Discounted Cash Flow Market Comparables Transaction Method	Discount Rate EBITDA Multiple EBITDA Multiple	10.5% - 13.5% (11.4%) 7.9x – 12.2x (10.9x) 8.0x – 12.0x (10.8x)	Decrease Increase Increase
Total	$82,500,000

FOOTNOTES:

(1)	Discount rates are relative to the enterprise value of the portfolio companies and are not the market yields on the associated debt investments. Unobservable inputs were weighted by the relative fair value of the investments.
(2)	This column represents the directional change in the fair value of the Level 3 investments that would result from an increase to the corresponding unobservable input. A decrease to the input would have the opposite effect. Significant changes in these inputs in isolation could result in significantly higher or lower fair value measurements.

The preceding tables include the significant unobservable inputs as they relate to the Company’s determination of fair values for its investments categorized within Level 3 as of March 31, 2019 and December 31, 2018. In addition to the techniques and inputs noted in the table above, according to the Company’s valuation policy, the Company may also use other valuation techniques and methodologies when determining the fair value estimates for the Company’s investments. Any significant increases or decreases in the unobservable inputs would result in significant increases or decreases in the fair value of the Company’s investments.

Investments that do not have a readily available market value are valued utilizing a market approach, an income approach (i.e. discounted cash flow approach), a transaction approach, or a combination of such approaches, as appropriate. The market approach uses prices, including third party indicative broker quotes, and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including a business). The transaction approach uses pricing indications derived from recent precedent merger and acquisition transactions involving comparable target companies. The income approach uses valuation techniques to convert future amounts (for example, cash flows or earnings) that are discounted based on a required or expected discount rate to derive a present value amount range. The measurement is based on the value indicated by current market expectations about those future amounts. In following these approaches, the types of factors the Company may take into account to determine the fair value of its investments include, as relevant: available current market data, including an assessment of the credit quality of the security’s issuer, relevant and applicable market trading and transaction comparables, applicable market yields and multiples, illiquidity discounts, security covenants, call protection provisions, information rights, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, its earnings and cash flows, the markets in which the portfolio company does business, comparisons of financial ratios of peer companies that are public, data derived from merger and acquisition activities for comparable companies, and enterprise values, among other factors.

The following tables provide reconciliation of investments for which Level 3 inputs were used in determining fair value for the three months ended March 31, 2019 and for the period from February 7, 2018 (commencement of operations) through December 31, 2018:

	Three Months Ended March 31, 2019
	Senior Debt	Equity	Total
Fair value balance as of January 1, 2019	30,700,000	51,800,000	82,500,000
Net change in unrealized appreciation (1)	—	281,000	281,000
Fair value balance as of March 31, 2019	30,700,000	52,081,000	82,781,000
Change in net unrealized appreciation in investments held as of March 31, 2019 (1)	$—	$281,000	$281,000

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	Period from February 7, 2018 (Commencement of Operations) to December 31, 2018
	Senior Debt	Equity	Total
Fair value balance as of February 7, 2018	$—	$—	$—
Additions	30,700,000	46,074,339	76,774,339
Net change in unrealized appreciation (1)	—	5,725,661	5,725,661
Fair value balance as of December 31, 2018	$30,700,000	$51,800,000	$82,500,000
Change in net unrealized appreciation in investments held as of December 31, 2018 (1)	$—	$5,725,661	$5,725,661

 FOOTNOTE:

(1)	Included in net change in unrealized appreciation on investments in the consolidated statements of operations.

All realized and unrealized gains and losses are included in earnings and are reported as separate line items within the Company’s statements of operations.

5. Related Party Transactions

On February 7, 2018, the Company commenced operations when it met the minimum offering requirement of $80.0 million in Class FA shares under its 2018 Private Offering and issued approximately 3.3 million shares of Class FA shares for aggregate gross proceeds of approximately $81.7 million. The $81.7 million in gross proceeds received included a cash capital contribution of $2.4 million from the Manager in exchange for 96,000 Class FA shares and a cash capital contribution of $9.5 million from CNL Strategic Capital Investment, LLC, which is indirectly controlled by James M. Seneff, Jr., the chairman of the Company, in exchange for 380,000 Class FA shares. The $81.7 million also included 96,000 Class FA shares received in exchange for $2.4 million of non-cash consideration in the form of equity interests in Lawn Doctor received from an affiliate of the Sub-Manager pursuant to an exchange agreement. The $81.7 million in gross proceeds also included a cash capital contribution of approximately $0.4 million in exchange for 15,000 Class FA shares, from other individuals affiliated with the Manager.

The Manager and Sub-Manager, along with certain affiliates of the Manager or Sub-Manager, will receive fees and compensation in connection with the Company’s Public Offering as well as the acquisition, management and sale of the assets of the Company, as follows:

Dealer Manager

Commissions — Under the Public Offering, the Company pays CNL Securities Corp. (the “Managing Dealer”), an affiliate of the Manager, a selling commission up to 6.00% of the sale price for each Class A share and 3.00% of the sale price for each Class T share sold in the Public Offering (excluding sales pursuant to the Company’s distribution reinvestment plan). The Managing Dealer may reallow all or a portion of the selling commissions to participating broker-dealers.

Dealer Manager Fee — Under the Public Offering, the Company pays the Managing Dealer a dealer manager fee of 2.50% of the price of each Class A share and 1.75% of the price of each Class T share sold in the Public Offering (excluding sales pursuant to the Company’s distribution reinvestment plan). The Managing Dealer may reallow all or a portion of such dealer manager fees to participating broker-dealers.

Annual Distribution and Shareholder Servicing Fee — Under the Public Offering, the Company pays the Managing Dealer an annual distribution and shareholder servicing fee, subject to certain limits, with respect to its Class T and Class D shares (excluding Class T shares and Class D shares sold through the distribution reinvestment plan and those received as share distributions) in an annual amount equal to 1.00% and 0.50%, respectively, of its current net asset value per share, as disclosed in its periodic or current reports, payable on a monthly basis. The annual distribution and shareholder servicing fee accrues daily and is paid monthly in arrears. The Managing Dealer may reallow all or a portion of the annual distribution and shareholder servicing fee to the broker-dealer who sold the Class T or Class D shares or, if applicable, to a servicing broker-dealer of the Class T or Class D shares or a fund supermarket platform featuring Class D shares, so long as the broker-dealer or financial intermediary has entered into a contractual agreement with the Managing Dealer that provides for such reallowance. The annual distribution and shareholder servicing fees is an ongoing fee that is allocated among all Class T and Class D shares, respectively, and is not paid at the time of purchase.

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Manager and/or Sub-Manager

Organization and Offering Costs — Under each of the 2018 Private Offering and Public Offering, the Company reimburses the Manager and its Sub-Manager, along with their respective affiliates, for the organization and offering costs (other than selling commissions and dealer manager fees) they have incurred on the Company’s behalf only to the extent that such expenses do not exceed (A) 1.0% of the cumulative gross proceeds from the 2018 Private Offering and Class FA Private Offering, and (B) 1.5% of the cumulative gross proceeds from the Public Offering. As of March 31, 2019, the Company had incurred an obligation to reimburse the Manager and Sub-Manager for approximately $1.1 million in organization and offering costs based on actual amounts raised through the Offerings, of which $0.1 million was payable as of March 31, 2019. The Manager and the Sub-Manager have incurred additional organization and offering costs of approximately $5.1 million on behalf of the Company in connection with the Public Offering (exceeding the 1.5% limitation) as of March 31, 2019. These costs will be recognized by the Company in future periods as the Company receives future offering proceeds from its Public Offering to the extent such costs are within the 1.5% limitation.

Base Management Fee to Manager and Sub-Manager — The Company pays each of the Manager and the Sub-Manager 50% of the total base management fee for their services under the Management Agreement and the Sub-Management Agreement, subject to any reduction or deferral of any such fees pursuant to the terms of the Expense Support and Conditional Reimbursement Agreement described below. The Company incurred base management fees of approximately $0.2 million and $0.1 million during the three months ended March 31, 2019 and the period from February 7, 2018 (commencement of operations) through March 31, 2018, respectively.

The base management fee is calculated for each share class at an annual rate of (i) for the Non-founder shares of a particular class, 2% of the product of (x) the Company’s average gross assets and (y) the ratio of Non-founder share Average Adjusted Capital (as defined below), for a particular class to total Average Adjusted Capital and (ii) for the Founder shares, 1% of the product of (x) the Company’s average gross assets and (y) the ratio of outstanding Founder share Average Adjusted Capital to total Average Adjusted Capital, in each case excluding cash, and will be payable monthly in arrears. The management fee for a certain month is calculated based on the average value of the Company’s gross assets at the end of that month and the immediately preceding calendar month. The determination of gross assets reflects changes in the fair market value of the Company’s assets, which does not necessarily equal their notional value, reflecting both realized and unrealized capital appreciation or depreciation. Average Adjusted Capital of an applicable class is computed on the daily Adjusted Capital for such class for the actual number of days in such applicable month. The base management fee may be reduced or deferred by the Manager and the Sub-Manager under the Management Agreement and the Expense Support and Conditional Reimbursement Agreement described below. For purposes of this calculation, “Average Adjusted Capital” for an applicable class is computed on the daily Adjusted Capital for such class for the actual number of days in such applicable quarter. “Adjusted Capital” is defined as cumulative proceeds generated from sales of our shares of a particular share class (including proceeds from the sale of shares pursuant to the distribution reinvestment plan, if any), net of sales load (upfront selling commissions and dealer manager fees), if any, reduced for the full amounts paid for share repurchases pursuant to any share repurchase program, if any, for such class.

Total Return Incentive Fee on Income to the Manager and Sub-Manager — The Company also pays each of the Manager and the Sub-Manager 50% of the total return incentive fee for their services under the Management Agreement and the Sub-Management Agreement. The Company did not incur total return incentive fees during the three months ended March 31, 2019. As of December 31, 2018, the Company had recorded total return incentive fees for the period from February 7, 2018 (commencement of operations) to December 31, 2018 of approximately $1.0 million, all of which had been paid to the Manager and Sub-Manager as of March 31, 2019.

The total return incentive fee is based on the Total Return to Shareholders (as defined below) for each share class in any calendar year, payable annually in arrears. The Company accrues (but does not pay) the total return incentive fee on a quarterly basis, to the extent that it is earned, and performs a final reconciliation and makes required payments at completion of each calendar year. The total return incentive fee may be reduced or deferred by the Manager and the Sub-Manager under the Management Agreement and the Expense Support and Conditional Reimbursement Agreement described below. For purposes of this calculation, “Total Return to Shareholders” for any calendar quarter is calculated for each share class as the change in the net asset value for such share class plus total distributions for such share class calculated based on the Average Adjusted Capital for such class as of such calendar quarter end. The terms “Total Return to Non-founder Shareholders” and “Total Return to Founder Shareholders” means the Total Return to Shareholders specifically attributable to each particular share class of Non-founder shares or Founder shares, as applicable.

The total return incentive fee for each share class is calculated as follows:

●	No total return incentive fee will be payable in any calendar year in which the annual Total Return to Shareholders of a particular share class does not exceed 7% (the “Annual Preferred Return”).

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●	As it relates to the Non-founder shares, all of the Total Return to Shareholders with respect to each particular share class of Non-founder shares, if any, that exceeds the annual preferred return, but is less than or equal to 8.75%, or the “Non-founder breakpoint,” in any calendar year, will be payable to the Manager (“Non-founder Catch Up”). The Non-Founder Catch Up is intended to provide an incentive fee of 20% of the Total Return to Non-founder Shareholders of a particular share class once the Total Return to Non-founder Shareholders of a particular class exceeds 8.75% in any calendar year.
●	As it relates to Founder shares, all of the Total Return to Founder Shareholders, if any, that exceeds the annual preferred return, but is less than or equal to 7.777%, or the “founder breakpoint,” in any calendar year, will be payable to the Manager (“Founder Catch Up”). The Founder Catch Up is intended to provide an incentive fee of 10% of the Total Return to Founder Shareholders once the Total Return to Founder Shareholders exceeds 7.777% in any calendar year.
●	For any quarter in which the Total Return to Shareholders of a particular share class exceeds the relevant breakpoint, the total return incentive fee of a particular share class shall equal, for Non-founder shares, 20% of the Total Return to Non-founder Shareholders of a particular class, and for Founder shares, 10% of the Total Return to Founder Shareholders, in each case because the annual preferred and relevant catch ups will have been achieved.
●	For purposes of calculating the Total Return to Shareholders, the change in the Company’s net asset value is subject to a High Water Mark. The “High Water Mark” is equal to the highest year-end net asset value, for each share class of the Company since inception, adjusted for any special distributions resulting from the sale of the Company’s assets, provided such adjustment is approved by the Company’s board of directors. If, as of each calendar year end, the Company’s net asset value for the applicable share class is (A) above the High Water Mark, then, for such calendar year, the Total Return to Shareholders calculation will include the increase in the Company’s net asset value for such share class in excess of the High Water Mark, and (B) if the Company’s net asset value for the applicable share class is below the High Water Mark, for such calendar year, (i) any increase in the Company’s per share net asset value will be disregarded in the calculation of Total Return to Shareholders for such share class while (ii) any decrease in the Company’s per share net asset value will be included the calculation of Total Return to Shareholders for such share class. For the year ended December 31, 2018, the High Water Mark was $24.75 for all share classes. For the year ending December 31, 2019, the High Water Marks will be $26.65 for Class FA shares, $26.44 for Class A shares, $26.54 for Class T shares, $26.23 for Class D shares and $26.55 for Class I shares.

For purposes of this calculation, “Average Adjusted Capital” for an applicable class is computed on the daily Adjusted Capital for such class for the actual number of days in such applicable quarter. The annual preferred return of 7% and the relevant breakpoints of 8.75% and 7.777%, respectively, are also adjusted for the actual number of days in each calendar year, measured as of each calendar quarter end.

Reimbursement to Manager and Sub-Manager for Operating Expenses — The Company reimburses the Manager and the Sub-Manager and their respective affiliates for certain operating costs and expenses of third parties incurred in connection with their provision of services to the Company, including fees, costs, expenses, liabilities and obligations relating to the Company’s activities, acquisitions, dispositions, financings and business, subject to the terms of the Company’s limited liability company agreement, the Management Agreement, the Sub-Management Agreement and the Expense Support and Conditional Reimbursement Agreement (as defined below). The Company does not reimburse the Manager and Sub-Manager for administrative services performed by the Manager or Sub-Manager for the benefit of the Company.

Expense Support and Conditional Reimbursement Agreement — The Company entered into an expense support and conditional reimbursement agreement with the Manager and the Sub-Manager (the “Expense Support and Conditional Reimbursement Agreement”), which became effective on February 7, 2018, pursuant to which each of the Manager and the Sub-Manager agrees to reduce the payment of base management fees, total return incentive fees and the reimbursements of reimbursable expenses due to the Manager and the Sub-Manager under the Management Agreement and the Sub-Management Agreement, as applicable, to the extent that the Company’s annual regular cash distributions exceed its annual net income (with certain adjustments). The amount of such expense support is equal to the annual (calendar year) excess, if any, of (a) the distributions (as defined in the Expense Support and Conditional Reimbursement Agreement) declared and paid (net of the Company’s distribution reinvestment plan) to shareholders minus (b) the available operating funds, as defined in the Expense Support and Conditional Reimbursement Agreement (the “Expense Support”). The Company recorded expense support due from the Manager and Sub-Manager of $216,073 during the three months ended March 31, 2019, all of which was due from the Manager and Sub-Manager as of March 31, 2019. As of December 31, 2018, the Company had recorded expense support due from the Manager and Sub-Manager of $389,774 for the period from February 7, 2018 (commencement of operations) to December 31, 2018, all of which had been collected from the Manager and Sub-Manager as of March 31, 2019, and of which $43,212 was incurred during the period from February 7, 2018 (commencement of operations) to March 31, 2018. Expense support is paid by the Manager and Sub-Manager annually in arrears.

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The Expense Support amount is borne equally by the Manager and the Sub-Manager and is calculated as of the last business day of the calendar year. Beginning on February 7, 2018 and continuing until the Expense Support and Conditional Reimbursement Agreement is terminated, the Manager and Sub-Manager shall equally conditionally reduce the payment of fees and reimbursements of reimbursable expenses in an amount equal to the conditional waiver amount (as defined in and subject to limitations described in the Expense Support and Conditional Reimbursement Agreement). The term of the Expense Support and Conditional Reimbursement Agreement has the same initial term and renewal terms as the Management Agreement or the Sub-Management Agreement, as applicable, to the Manager or the Sub-Manager.

If, on the last business day of the calendar year, the annual (calendar year) year-to-date available operating funds exceeds the sum of the annual (calendar year) year-to-date distributions paid per share class (the “Excess Operating Funds”), the Company uses such Excess Operating Funds to pay the Manager and the Sub-Manager all or a portion of the outstanding unreimbursed Expense Support amounts for each share class, as applicable, subject to certain conditions (the “Conditional Reimbursements”) as described further in the Expense Support and Conditional Reimbursement Agreement. The Company’s obligation to make Conditional Reimbursements shall automatically terminate and be of no further effect three years following the date which the Expense Support amount was provided and to which such Conditional Reimbursement relates, as described further in the Expense Support and Conditional Reimbursement Agreement.

As of March 31, 2019, the amount of expense support related to the period from February 7, 2018 (commencement of operations) to December 31, 2018 collected from the Manager and Sub-Manager was $389,774. The Company’s obligation to reimburse the Manager and Sub-Manager for expense support collected for the period from February 7, 2018 to December 31, 2018 will expire on December 31, 2021. As of March 31, 2019, management believes that reimbursement payments by the Company to the Manager and Sub-Manager are not probable under the terms of the Expense Support and Conditional Reimbursement Agreement.

Distributions

Individuals and entities affiliated with the Manager and Sub-Manager received distributions from the Company of approximately $0.2 million and $0.1 million during the three months ended March 31, 2019 and during the period from February 7, 2018 (commencement of operations) to March 31, 2018, respectively.

Related party fees and expenses incurred for the three months ended March 31, 2019 and for the period from February 7, 2018 (commencement of operations) through March 31, 2018 are summarized below:

Related Party	Source Agreement & Description	Three Months Ended March 31, 2019	Period from February 7, 2018 (Commencement of Operations) to March 31, 2018
Managing Dealer	Managing Dealer Agreement: Commissions	$285,677	$—
	Dealer Manager Fees	138,634	—
	Annual distribution and shareholder servicing fees	6,769	—
Manager and Sub-Manager	Management Agreement and Sub-Management Agreement: Organization and offering reimbursement (1)	171,267	707,046
	Base management fees (1)	241,638	88,562
Manager and Sub-Manager	Expense Support and Conditional Reimbursement Agreement: Expense support	(216,073)	(43,212)
Manager	Administrative Services Agreement: Reimbursement of third-party operating expenses (1)	11,864	19,894

 FOOTNOTE:

(1)	Expenses subject to Expense Support.

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The following table presents amounts due from (to) related parties as of March 31, 2019 and December 31, 2018:

	March 31, 2019	December 31, 2018
Due from related parties:
Expense Support	$216,073	$389,774
Total due from related parties	216,073	389,774
Due to related parties:
Organization and offering expenses	(77,516)	(66,894)
Base management fees	(160,367)	(78,967)
Total return incentive fee	—	(1,015,228)
Reimbursement of third-party operating expenses	(2,642)	(9,101)
Annual distribution and shareholder servicing fees	(2,493)	(1,866)
Total due to related parties	(243,018)	(1,172,056)
Net due to related parties	$(26,945)	$(782,282)

Other Related Party Transactions

Prior to the Company’s acquisition of Lawn Doctor and Polyform as described in Note 3. “Investments,” Lawn Doctor and Polyform were majority owned by an affiliate of the Sub-Manager.

6. Distributions

The following table reflects the total distributions declared during the three months ended March 31, 2019 and the period from February 7, 2018 (commencement of operations) through March 31, 2018:

	Three Months Ended March 31, 2019			Period from February 7, 2018 (Commencement of Operations) to March 31, 2018
Distribution Period	Distributions Declared (1)	Distributions Reinvested (2)	Cash Distributions Net of Distributions Reinvested	Distributions Declared (3)	Distributions Reinvested (4)	Cash Distributions Net of Distributions Reinvested
First Quarter(5)	$1,235,971	$121,011	$1,114,960	$302,841	$2,299	$300,542

FOOTNOTES:

(1)	During 2019, the Company’s board of directors declared distributions per share on a monthly basis. Distributions declared per share for each share class were as follows:
Record Date Period	Class FA	Class A	Class T	Class D	Class I
January 1, 2019 - March 31, 2019 (3 record dates)	$0.104167	$0.104167	$0.083333	$0.093750	$0.104167
(2)	Includes distributions reinvested in April 2019 of $46,596 related to distributions declared based on record dates in March 2019 and excludes distributions reinvested in January 2019 of $26,789 related to distributions declared based on record dates in December 2018.
(3)	During 2018, the Company board of directors declared distributions per share on a weekly basis. Distributions declared per share for each share class were as follows:
Record Date Period	Class FA	Class A	Class T	Class D	Class I
March 7, 2018	$0.020604	$0.020604	$0.016484	$0.018544	$0.020604
March 13, 2018 - March 27, 2018 (3 record dates)	0.024038	0.024038	0.019231	0.021635	0.024038
(4)	Includes distributions reinvested in April 2018 of $2,299 related to distributions declared based on record dates in March 2018.
(5)	Distributions declared for the record dates in March 2019 and 2018 were paid in April 2019 and 2018, respectively.

The sources of declared distributions on a GAAP basis were as follows:

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	Three months ended March 31, 2019		Period from February 7, 2018 (Commencement of Operations) to March 31, 2018
	Amount	% of Cash Distributions Declared	Amount	% of Cash Distributions Declared
Net investment income(1)	$1,130,385	91.5%	$302,841	100.0%
Distributions in excess of net investment income(2)	105,586	8.5%	—	—%
Total distributions declared	$1,235,971	100.0%	$302,841	100.0%

FOOTNOTES:

(1)	Net investment income includes expense support from the Manager and Sub-Manager of $216,073 and $43,212 for the three months ended March 31, 2019 and for the period from February 7, 2018 (commencement of operations) to March 31, 2018, respectively. See Note 5. “Related Party Transactions” for additional information.
(2)	Consists of distributions made from offering proceeds for the period presented.

In March 2019, the Company’s board of directors declared a monthly cash distribution on the outstanding shares of all classes of common shares of record on April 29, 2019 of $0.104167 per share for Class FA shares, $0.104167 per share for Class A shares, $0.083333 per share for Class T shares, $0.093750 per share for Class D shares and $0.104167 per share for Class I shares.

7. Capital Transactions

2018 Private Offering

On February 7, 2018, the Company commenced operations when it met the minimum offering requirement of $80.0 million in Class FA shares under its 2018 Private Offering and issued approximately 3.3 million shares of Class FA shares for aggregate gross proceeds of approximately $81.7 million. The Company did not incur any selling commissions or placement agent fees from the sale of the approximately 3.3 million Class FA shares sold under the terms of the 2018 Private Offering. See Note 5. “Related Party Transactions” for additional information on Class FA shares issued to the Manager, Sub-Manager and their affiliates.

Public Offering

The Registration Statement became effective on March 7, 2018, and the Company began offering up to $1,000,000,000 of shares, on a best efforts basis, which means that CNL Securities Corp., as the Managing Dealer of the Public Offering, uses its best effort but is not required to sell any specific amount of shares. The Company is offering, in any combination, four classes of shares in the Public Offering: Class A shares, Class T shares, Class D shares and Class I shares. The initial minimum permitted purchase amount is $5,000 in shares. There are differing selling fees and commissions for each share class. The Company also pays annual distribution and shareholder servicing fees, subject to certain limits, on the Class T and Class D shares sold in the Public Offering (excluding sales pursuant to the Company’s distribution reinvestment plan). The Public Offering price, selling commissions and dealer manager fees per share class are determined monthly as approved by the Company’s board of directors. As of March 31, 2019, the Public Offering price was $28.89 per Class A share, $27.86 per Class T share, $26.15 per Class D share and $26.57 per Class I share. See Note 10. “Subsequent Events” for information on changes to the Public Offering price, selling commissions and dealer manager fees per share class.

The Company is also offering, in any combination, up to $100,000,000 of Class A shares, Class T shares, Class D shares and Class I shares to be issued pursuant to its distribution reinvestment plan. See Note 10. “Subsequent Events” for additional information related to the Public Offering.

The following table summarizes the total shares issued and proceeds received by share class in connection with the Offerings for the three months ended March 31, 2019 and for the period from February 7, 2018 (commencement of operations) to March 31, 2018:

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	Three Months Ended March 31, 2019
	Proceeds from Public Offering				Distributions Reinvested(1)		Total
Share Class	Shares Issued	Gross Proceeds	Up-front Selling Commissions and Dealer Manager Fees (2)	Net Proceeds to Company	Shares	Proceeds to Company	Shares	Net Proceeds to Company	Average Net Proceeds per Share
Class A	177,162	$5,072,865	$(392,249)	$4,680,616	1,769	$46,687	178,931	$4,727,303	$26.42
Class T	24,231	675,000	(32,062)	642,938	56	1,488	24,287	644,426	26.53
Class D	13,749	360,000	—	360,000	1,226	32,096	14,975	392,096	26.18
Class I	184,330	4,889,500	—	4,889,500	790	20,933	185,120	4,910,433	26.53
	399,472	$10,997,365	$(424,311)	$10,573,054	3,841	$101,204	403,313	$10,674,258	$26.47

	For the Period from February 7, 2018 (Commencement of Operations) to March 31, 2018
	Proceeds from 2018 Private Offering				Distributions Reinvested		Total
Share Class	Shares Issued	Gross Proceeds	Up-front Selling Commissions and Dealer Manager Fees (3)	Net Proceeds to Company	Shares	Proceeds to Company	Shares	Net Proceeds to Company	Average Net Proceeds per Share
Class FA	3,258,260	$81,456,500	$—	$81,456,500	—	$—	3,258,260	$81,456,500	$25.00
	3,258,260	$81,456,500	$—	$81,456,500	—	$—	3,258,260	$81,456,500	$25.00

FOOTNOTES:

(1)	Amounts exclude distributions reinvested in April 2019 related to the payment of distributions declared in March 2019.
(2)	The Company incurs selling commissions and dealer manager fees on the sale of Class A and Class T shares sold through its Public Offering. See Note 5. “Related Party Transactions” for additional information regarding up-front selling commissions and dealer manager fees.
(3)	The Company did not incur any selling commissions or placement agent fees from the sale of the approximately 3.3 million Class FA shares sold under the terms of the 2018 Private Offering.

8. Commitment & Contingencies

See Note 5. “Related Party Transactions” for information on contingent amounts due to the Manager and Sub-Manager for the reimbursement of organization and offering costs under the Public Offering.

From time to time, the Company and officers or directors of the Company may be party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of the Company’s rights under contracts with its businesses. As of March 31, 2019, the Company was not involved in any legal proceedings.

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9. Financial Highlights

The following are schedules of financial highlights of the Company attributed to each class of shares for the three months ended March 31, 2019 and the period from February 7, 2018 (commencement of operations) through March 31, 2018.

	Three Months Ended March 31, 2019
	Class FA Shares	Class A Shares	Class T Shares	Class D Shares	Class I Shares
OPERATING PERFORMANCE PER SHARE
Net Asset Value, Beginning of Period	$26.65	$26.44	$26.54	$26.23	$26.55
Net investment income (loss), before expense support(1)	0.27	(0.02)	(0.04)	0.15	0.05
Expense support(1)(2)	0.04	0.19	0.17	—	0.17
Net investment income(1)	0.31	0.17	0.13	0.15	0.22
Net realized and unrealized gains(1)(3)	0.07	0.09	0.08	0.07	0.08
Net increase resulting from investment operations	0.38	0.26	0.21	0.22	0.30
Distributions to shareholders(4)	(0.31)	(0.31)	(0.25)	(0.28)	(0.31)
Net decrease resulting from distributions to shareholders	(0.31)	(0.31)	(0.25)	(0.28)	(0.31)
Net Asset Value, End of Period	$26.72	$26.39	$26.50	$26.17	$26.54

Net assets, end of period	$87,259,528	$9,799,809	$1,477,301	$3,607,349	$11,535,495
Average net assets(5)	$87,050,883	$6,468,700	$1,072,524	$3,387,992	$8,027,629
Shares outstanding, end of period	3,266,260	371,319	55,739	137,864	434,646
Total investment return based on net asset value(6)	1.42%	1.00%	0.79%	0.85%	1.15%
RATIOS/SUPPLEMENTAL DATA (not annualized):
Ratios to average net assets:(5)(7)
Total operating expenses before expense support	0.59%	2.17%	2.13%	1.12%	1.80%
Total operating expenses after expense support	0.46%	1.46%	1.50%	1.12%	1.18%
Net investment income	1.15%	0.63%	0.48%	0.58%	0.83%

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Period February 7, 2018(8) through March 31, 2018
Class FA Shares
OPERATING PERFORMANCE PER SHARE
Net Asset Value, Beginning of Period(9)	$25.00
Net investment income before expense support(1)	0.08
Expense support(1)(2)	0.01
Net investment income(1)	0.09
Net realized and unrealized gains(1)(3)	0.16
Net increase resulting from investment operations	0.25
Distributions to shareholders(4)	(0.09)
Net decrease resulting from distributions to shareholders	(0.09)
Net Asset Value, End of Period	$25.16

Net assets, end of period	$82,180,949
Average net assets(5)	$81,716,492
Shares outstanding, end of period	3,266,260
Total investment return based on net asset value(6)	1.01%
RATIOS/SUPPLEMENTAL DATA (not annualized):
Ratios to average net assets:(5)(7)
Total operating expenses before expense support	0.57%
Total operating expenses after expense support	0.52%
Net investment income	0.37%

FOOTNOTES:

(1)	The per share amounts presented are based on weighted average shares outstanding.
(2)	Expense support is accrued throughout the year and is subject to a final calculation as of the last business day of the calendar year.
(3)	The amount shown at this caption is the balancing figure derived from the other figures in the schedule. The amount shown at this caption for a share outstanding throughout the period may not agree with the change in the aggregate gains and losses in portfolio investments for the period because of the timing of sales of the Company’s shares in relation to fluctuating fair values for the portfolio investments.
(4)	The per share data for distributions is the actual amount of distributions paid or payable per common share outstanding during the entire period; distributions per share are rounded to the nearest $0.01.
(5)	The computation of average net assets during the period is based on net assets measured at each month end, adjusted for capital contributions or withdrawals during the month.
(6)	Total investment return is calculated for each share class as the change in the net asset value for such share class during the period and assuming all distributions are reinvested. Amounts are not annualized and are not representative of total return as calculated for purposes of the total return incentive fee described in Note 5. “Related Party Transactions.” Since there is no public market for the Company’s shares, terminal market value per share is assumed to be equal to net asset value per share on the last day of the period presented. The Company’s performance changes over time and currently may be different than that shown above. Past performance is no guarantee of future results. Investment performance is presented without regard to sales load that may be incurred by shareholders in the purchase of the Company’s shares.
(7)	Actual results may not be indicative of future results. Additionally, an individual investor’s ratios may vary from the ratios presented for a share class as a whole.
(8)	The Company commenced operations on February 7, 2018.
(9)	The net asset value as of the beginning of the period is based on the price of shares sold, net of any sales load, to the initial Class FA investors. All Class FA shares were sold at the same per share amount.

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10. Subsequent Events

Class FA Private Offering

In April 2019, the Company launched the Class FA Private Offering of up to $50.0 million of Class FA shares pursuant to Rule 506(c) under Regulation D of the Securities Act and entered into a placement agent agreement with CNL Securities Corp. (the “Placement Agent”), an affiliate of the Manager. The Class FA Private Offering is being offered on a best efforts basis, which means that the Placement Agent will use its best efforts but is not required to sell any specific amount of shares. There is no selling commission or placement agent fee for the sale of Class FA shares. The minimum offering requirement is $2.0 million in Class FA shares. The initial minimum purchase amount for the Class FA shares is $1.0 million. The Company may, in its sole discretion, decrease the minimum offering requirement, the initial minimum purchase amounts or increase the maximum number of Class FA shares to be sold in the Class FA Private Offering. The initial offering price for Class FA shares in the Class FA Private Offering is $26.72.

In conjunction with the launch of the Class FA Private Offering, the Company’s board of directors reclassified 4,000,000 authorized shares of Class T shares to Class FA shares, resulting in shares authorized of 7,400,000 Class FA shares, 94,660,000 Class A shares, 658,620,000 Class T shares, 94,660,000 Class D shares and 94,660,000 Class I shares.

Distributions

In April 2019, the Company’s board of directors declared a monthly cash distribution on the outstanding shares of all classes of common shares of record on May 30, 2019 of $0.104167 per share for Class FA shares, $0.104167 per share for Class A shares, $0.083333 per share for Class T shares, $0.093750 per share for Class D shares, and $0.104167 per share for Class I shares.

In April 2019, the Company’s board of directors approved new per share public offering prices for each share class in the Public Offering. The new public offering prices are effective as of April 26, 2019. The following table provides the new public offering prices and applicable upfront selling commissions and dealer manager fees for each share class available in the Public Offering:

	Class A	Class T	Class D	Class I
Effective April 26, 2019:
Public Offering Price, Per Share	$28.84	$27.82	$26.17	$26.54
Selling Commissions, Per Share	1.73	0.83	—	—
Dealer Manager Fees, Per Share	0.72	0.49	—	—

Capital Transactions

During the period April 1, 2019 through May 3, 2019, the Company received additional net proceeds from the Public Offering and its distribution reinvestment plan of:

	Public Offering				Distribution Reinvestment Plan		Total
Share Class	Shares	Gross Proceeds	Up-front Selling Commissions and Dealer Manager Fees	Net Proceeds to Company	Shares	Gross Proceeds	Shares	Net Proceeds to Company	Average Net Proceeds per Share
Class A	22,230	$631,900	$(45,257)	$586,643	834	$22,023	23,064	$608,666	$26.39
Class T	7,297	203,000	(9,643)	193,357	35	938	7,332	194,295	26.50
Class D	13,565	355,000	—	355,000	459	12,011	14,024	367,011	26.17
Class I	77,995	2,070,000	—	2,070,000	438	11,624	78,433	2,081,624	26.54
	121,087	$3,259,900	$(54,900)	$3,205,000	1,766	$46,596	122,853	$3,251,596	$26.47

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